SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Chico’s FAS, Inc.

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CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

May 5, 2011

TO OUR STOCKHOLDERS:

It is our pleasure to invite you to attend our 2011 Annual Meeting of Stockholders at 9:00 am local time on Thursday, June 23, 2011, at our National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida. The meeting will begin with a discussion and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders, followed by a report on Chico’s FAS, Inc.’s financial performance.

The attached Proxy Statement is a critical element of the corporate governance process. Its purpose is to answer your questions and to provide you with information about the Company’s Board of Directors and executive officers, and a discussion of proposals that require your vote.

Please read these materials so you will understand what business will be transacted and voted upon at the meeting. Also, please sign and return the accompanying proxy card to ensure that your shares will be voted as you direct even if you cannot attend the meeting.

Consistent with last year’s process, we are arranging to make our proxy materials available on the Internet to those stockholders who own their shares in “street name,” but will continue to furnish a full set of the proxy materials to each of our stockholders of record. On or about May 9, 2011, a Notice of Internet Availability of Proxy Materials will be mailed to those stockholders who own their shares in “street name.” The Notice of Internet Availability of Proxy Materials contains instructions on how “street name” holders can access our 2011 proxy statement and 2010 Annual Report on Form 10-K over the Internet. The Notice of Internet Availability also provides instructions on how such “street name” stockholders can request a paper copy of these documents if they so desire.

On behalf of the associates and directors of Chico’s FAS, Inc., we thank you for your continued support and confidence in our Company.

DAVID F. DYER
President and Chief Executive Officer

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2011

To the Stockholders of Chico’s FAS, Inc.:

TIME	9:00 A.M., local time, on Thursday, June 23, 2011

PLACE	Gralnick Auditorium Chico’s FAS, Inc. National Store Support Center 11215 Metro Parkway Ft. Myers, Florida 33966

ITEMS OF BUSINESS	1. To elect three Class III directors, each to serve for a three-year term;

2. To approve the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2012 (fiscal 2011);

4. To approve an advisory resolution on executive compensation;

5. To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 25, 2011.

ANNUAL REPORT	Our 2010 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

ACCESS	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials as follows: (1) for stockholders of record, we are providing access both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet; and (2) for stockholders who own their shares in “street name,” we have arranged to provide you with a notice of the availability of our proxy materials on the Internet by way of a Notice of Internet Availability of Proxy Materials. For all stockholders, this 2011 proxy statement and our 2010 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy card promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record in order to vote your shares.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary

3

4

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2011

May 5, 2011

To the Stockholders of
Chico’s FAS, Inc.:

These proxy materials are delivered in connection with the solicitation of proxies by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, to be voted at our 2011 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Stockholders on June 23, 2011, beginning at 9:00 A.M., local time. The Annual Meeting will be held at our National Store Support Center located at 11215 Metro Parkway, Ft. Myers, Florida. Stockholders will be admitted beginning at approximately 8:30 A.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval and ratification of our Second Amended and Restated 2002 Employee Stock Purchase Plan, ratification of the appointment of the Company’s independent certified public accountants, approval of an advisory resolution on executive compensation and an advisory vote on the frequency of future advisory votes on executive compensation. In addition, the Company’s management will report on the performance of the Company and respond to questions from stockholders.

When are these materials being mailed?

This proxy statement and the form of proxy, or the Notice of Internet Availability of Proxy Materials, if applicable, are being mailed starting on approximately May 9, 2011.

Why did I receive a notice of the Internet availability of Chico’s proxy materials (the “Notice of Internet Availability”), instead of a full set of printed proxy materials?

SEC rules allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every stockholder. However, we have decided to provide our stockholders of record a full set of printed materials.

For stockholders who own their shares in “street name,” we have arranged to send you a Notice of Internet Availability. All of our stockholders may access our proxy materials over the Internet using the directions below under “How do I access Chico’s proxy materials online?” or by using the directions set forth in the Notice of Internet Availability. In addition, by following the instructions set forth at such Internet site or the instructions set forth in the Notice of Internet Availability, any stockholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice of the Internet Availability to stockholders who own their shares in “street name,” instead of automatically sending a full set of printed copies to all stockholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

How do I access Chico’s proxy materials online?

Chico’s 2011 proxy statement for the Annual Meeting and 2010 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

How do I request a paper copy of the proxy materials?

If you are a stockholder and received the Notice of Internet Availability, paper copies of Chico’s proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials, follow the instructions on the Notice of Internet Availability which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice of Internet Availability, by going to the Internet address set forth in the Notice of Internet Availability or by calling the telephone number provided in the Notice of Internet Availability.

What is a proxy?

It is your legal designation of another person to vote on matters transacted at the annual meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of David F. Dyer, Kent A. Kleeberger and A. Alexander Rhodes as proxies for the 2011 Annual Meeting.

What is a proxy statement?

It is a document that the SEC’s regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials directly from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders can access their proxy materials through the Internet or can elect to receive their proxy materials directly from their broker or other institution by contacting their broker or other institution. When you properly vote in accordance with the instructions provided in the Notice of Internet Availability, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

The record date for the 2011 Annual Meeting is April 25, 2011. The record date is established by the Board of Directors as required by law and the Company’s Amended and Restated Articles of Incorporation and By-laws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.

What constitutes a “quorum” for the meeting?

A certain minimum number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 176,161,053 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

Stockholders of record can vote by:

•	returning a completed proxy card by mail to The Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

If you hold your shares in street name, you can vote by following the instructions contained in the Notice of Internet Availability. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

The Company has not established procedures to allow telephone or electronic voting by record stockholders, but may do so for future stockholder meetings if we determine that the added convenience to our record stockholders would justify the additional costs to the Company associated with these voting methods.

Street name holders may vote by way of the Internet as explained in the Notice of Internet Availability.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised and properly executed proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and file with the Secretary of the Company or an inspector of election either a notice of revocation, a duly executed proxy bearing a later date, or a duly executed ballot. The powers of the proxy holders for representation of your shares will be suspended if you attend the meeting in person and you so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate.

If you sign and return the card without indicating your instructions, your shares will be voted for the election of the three nominees to serve three-year terms on our Board of Directors, for approval and ratification of the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2012 (fiscal 2011), for approval of the advisory resolution on executive compensation, for 1 year on the advisory vote on the frequency of future advisory votes on executive compensation and otherwise as recommended by the Board of Directors.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the three nominees for the Class III Director positions (see page 9).

•	for approval and ratification of the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan (see page 24).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2012 (fiscal 2011) (see page 27).

•	for approval of the advisory resolution on executive compensation (see page 29).

•	for 1 year on the advisory vote on the frequency of future advisory votes on executive compensation (see page 31).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a “routine” matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, is a routine matter for which the brokerage firm who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this proxy statement are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

We only count broker non-votes in determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors.  Our Board of Directors has instituted a majority vote standard for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee.

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

Approval and Ratification of the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan.  The Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan will be approved and ratified if the number of votes cast “FOR” approval and ratification of the amendments of such plan by holders entitled to vote exceeds the number of votes cast opposing the approval and ratification of the amendments of the plan.

Ratification of Appointment of Accountants.  The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2011 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Advisory Resolution on Executive Compensation.  The advisory resolution on executive compensation will be approved if the number of votes cast “FOR” approval of such advisory resolution by holders entitled to vote exceeds the number of votes cast opposing the approval of the advisory resolution. While the Board of Directors and its Compensation and Benefits Committee will carefully consider the stockholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

Advisory Resolution on Frequency of Future Advisory Votes on Executive Compensation.  A plurality of votes cast means that the frequency option that receives the most votes of all the votes cast on the resolution is the frequency that will be deemed recommended by stockholders. While the Board of Directors and its Compensation and Benefits Committee will carefully consider the stockholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

Other Items.  If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

What are abstentions and broker non-votes?

An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the stockholder abstains from voting on the election of directors or a proposal. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions, that is, a properly executed proxy marked “ABSTAIN” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter, even though the shares associated with such abstentions and broker non-votes are counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, abstentions and broker non-votes will have the same effect as does a share that is not present or otherwise not voted, as more specifically described below.

Election of Directors.  Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.

Approval and Ratification of the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan.  Because the proposal to approve and ratify the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan is a matter on which brokers are not empowered to vote without instructions, there may be broker non-votes. For purposes of approval of such

Amended and Restated Plan, abstentions and broker non-votes will have no effect on the outcome of the approval as they do not count as either “FOR” or “AGAINST” votes.

Ratification of Appointment of Accountants.  Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants. As for broker non-votes, the ratification of the appointment of the independent certified public accountants for fiscal 2011 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with ratification of the appointment.

Advisory Resolution on Executive Compensation.  Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution on executive compensation as they do not count as either “FOR” or “AGAINST” votes.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.  Abstentions and broker non-votes will have no effect on the outcome of the advisory vote on frequency of future advisory votes on executive compensation as they do not count as either “1 YEAR” or “2 YEARS” or “3 YEARS” votes.

Are votes confidential? Who counts the votes?

The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a)	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b)	in case of a contested proxy solicitation,

(c)	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d)	to allow the independent inspectors of election to certify the results of the vote.

All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for its common stock, whose representatives will serve as one or more of the inspectors of election.

Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the 2011 Annual Meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2010 Annual Report and this proxy statement?

In some cases, for stockholders of record, we may send only one Annual Report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2010 Annual Report or this proxy statement, please contact Robert Atkinson, Vice President — Investor Relations by phone at (239) 277-6200 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33966 and we will promptly send you separate copies. If we have been sending only one annual report and/or proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and/or proxy statement and you would prefer that we send only one copy for the entire household.

If you are a beneficial holder and hold your shares in “street name,” your broker, bank or other institution may be utilizing “householding” in sending you the annual report, the proxy statement and/or the Notice of Internet Availability. If you prefer to change the manner in which “householding” is being applied to these deliveries, you should directly contact your broker, bank or other institution.

What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, Registrar and Transfer Company, shares held by the administrator of our employee stock purchase plan, and accounts with a broker, bank or other holder or record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

How do I contact the Board of Directors?

You can send written communications to one or more members of the Board, addressed to:

Chairman, Board of Directors
Chico’s FAS, Inc.
c/o Corporate Secretary
11215 Metro Parkway
Ft. Myers, Florida 33966

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

How do I submit a stockholder proposal for the 2012 Annual Meeting?

The Company’s 2012 Annual Meeting is currently expected to be held on June 21, 2012. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 3, 2012. Proposals should be addressed to the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. In addition, the Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. That notice must provide certain other information as described in the Company’s Amended and Restated Articles of Incorporation. See “Stockholder Proposals for Presentation at the 2012 Annual Meeting.”

1.	ELECTION OF CLASS III DIRECTORS — ITEM ONE ON YOUR PROXY CARD

The full Board is currently comprised of nine directors. The Board is divided into three classes with each class consisting of three directors.

Directors are elected for three-year terms.

Nominees for Election

The terms of the existing Class III directors, John W. Burden III, David F. Walker and John J. Mahoney, expire at the 2011 Annual Meeting. The Board has nominated Mr. Walker and Mr. Mahoney to continue serving as Class III directors. Mr. Burden, however, is not standing for reelection at the 2011 Annual Meeting and, as a result, he will no longer serve on the Board after the Annual Meeting. Stephen E. Watson, who the Board appointed as a Class I director in November 2010 with his term expiring at the 2011 Annual Meeting, has been nominated instead for election to serve a three-year term as a Class III director along with Mr. Walker and Mr. Mahoney.

The Class I directors, Ross E. Roeder and Andrea M. Weiss, serve until the Annual Meeting of stockholders in 2012. The Class II directors, Verna K. Gibson, Betsy S. Atkins and David F. Dyer, serve until the Annual Meeting of stockholders in 2013.

The election of the three Class III directors will take place at the 2011 Annual Meeting. At a Board meeting on February 22-23, 2011, the Board approved the recommendation of the Corporate Governance and Nominating Committee and nominated the following persons to stand for election at the 2011 Annual Meeting:

Class III Director Seats

David F. Walker
John J. Mahoney
Stephen E. Watson

The following information is supplied for each person that the Board nominated and recommended for election and is based upon our records and information furnished to us by the nominees. It includes the experience, qualifications, attributes or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as one of our directors.

David F. Walker, 57, has been a director since 2005.  From 2002 through 2009, he was the Director of the Accountancy Program at the University of South Florida in St. Petersburg and led the school’s Program for Social Responsibility and Corporate Reporting. For approximately 27 years, through 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner with the firm from 1986 until 2002, and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of CommVault Systems, Inc. and CoreLogic, Inc. Mr. Walker also served on the Boards of Directors of Paradyne Networks, Inc. from 2003 until 2005, First Advantage Corporation from 2003 until 2009 and Technology Research Corporation, Inc. from 2004 to 2010.

We believe that Mr. Walker’s distinguished role in academia, his service as a former partner at one of the global accounting firms, and his experience on other public company boards provide the Board with significant public company accounting, disclosure and risk oversight experience and qualifies him to sit on our Board.

John J. Mahoney, 59, has been a director since 2007 and is currently the Vice Chairman and Chief Financial Officer for Staples, Inc., having served as Vice Chairman since January 2006 and as Chief Financial Officer since 1996. Prior to 1996, Mr. Mahoney was a partner at Ernst & Young LLP. Previously, Mr. Mahoney served on the boards of directors of Advo, Inc. from 2001 to 2007 and Tweeter Home Entertainment Group, Inc. from 2004 to 2007.

As Vice Chairman and Chief Financial Officer of a Fortune 500 retail company, Mr. Mahoney brings extensive experience in a number of important areas including finance and strategic planning, as well as a deep knowledge of the various issues that retail companies currently face which we believe qualifies him to sit on our Board.

Stephen E. Watson, 66, has been a director since November 2010. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry, holding various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. Mr Watson retired in 2002 as President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities. Mr. Watson currently also serves on the Board of Directors of Regis Corporation and Kohl’s Corporation. From 1997 through 2005, Mr. Watson was a director of Shopko Stores, Inc. From 2004 through 2007, Mr Watson was a director of Smart & Final, Inc. He also served on the Boards of Norwest Bank from 1990 to 1996, Target Corporation from 1991 to 1996, Retek, Inc. from 1999 to 2004 and Eddie Bauer Holdings, Inc. from 2005 to 2010.

We believe that Mr. Watson’s experience as a leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other public retail companies and his broad knowledge of areas such as retail operations, corporate finance, accounting, marketing and merchandise procurement qualifies him to sit on our Board.

If elected, Mr. Walker, Mr. Mahoney and Mr. Watson, will continue their service on the Board beginning at the 2011 Annual Meeting and will serve on the Board until the Annual Meeting in 2014, or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Mr. Walker, Mr. Mahoney and Mr. Watson as Class III directors of the Company.

None of the nominees is related to another or to any other director or any executive officer of Chico’s FAS, Inc. by blood, marriage, or adoption.

Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

Directors Continuing in Office

Directors whose present terms continue until 2012 (Class I directors):

Ross E. Roeder, 72, has been a director since 1997 and currently serves as the Chairman of the Board, having been appointed Chairman on January 8, 2009. Mr. Roeder is the former Chairman of Smart & Final, Inc., having held this position from 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, from 1984 until his retirement in 2007. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder was also a director of Mercantile Bank from 1995 to 2006.

As the former chief executive officer of a retail company and our current Chairman, Mr. Roeder has many years of experience as a senior executive in the retail industry. We believe that Mr. Roeder’s extensive retail industry experience and executive leadership experience coupled with his 14 years as a Chico’s director, qualifies him to sit on our Board.

Andrea M. Weiss, 55, has been a director since February 2009. Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting practice focused on product and brand development, consumer contact strategies, operational improvements, and turnarounds, and has served as its President and Chief Executive Officer since its formation in October 2002. Ms. Weiss currently also serves on the boards of directors of Cracker Barrel Old Country Store, Inc. and GSI Commerce, Inc. Previously, Ms. Weiss served on the boards of directors of Ediets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005.

In her various senior executive roles and as a consultant, Ms. Weiss has obtained significant marketing and consumer branding experience. We believe Ms. Weiss’ valuable expertise and insights in building brand awareness, proprietary brand development and consumer behavior qualify her to sit on our Board.

Directors whose present terms continue until 2013 (Class II directors):

Verna K. Gibson, 68, has been a director since 1993.  Ms. Gibson provided consulting services to the Company during most of fiscal 2010 including serving as Interim Brand President for Soma Intimates from November 2009 to May 2010 and thereafter assisting with the transition to a new Brand President for Soma. In fiscal 2010, Ms. Gibson’s consulting fees totaled $350,000.

From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

As a former Chief Executive Officer and retailing consultant, Ms. Gibson has many years of experience in the retail industry. We believe that her significant operational experience, leadership skills, and her understanding of the Company and our business as a result of her 18 years of past service on the Chico’s Board and her past assistance to the Company as a consultant, all qualify her to sit on our Board.

Betsy S. Atkins, 57, has been a director since 2004 and is the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology, renewable energy and life sciences industry since 1994. Previously, Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company from 1991 to 1993.

Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Executive Vice President of Sales, Marketing, Professional Services and International Operations prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins was recently named Chairman of the Board for Vantrix and currently also serves on the Boards of Directors of Polycom, Inc., SunPower Corporation, and a number of private companies. Previously, Ms. Atkins served on the boards of directors of McDATA Corporation from 2002 to 2005; UTStarcom, Inc. from 2002 to 2005; Human Genome Sciences from 2003 to 2005; Towers Watson, Inc. in 2010; Vonage Holdings Corp. from 2005 to 2007 and Reynolds American, Inc. from 2004 to 2010. Ms. Atkins was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee from 2001 to 2003, and has been a member of the Florida International University College of Medicine Health Care Network Faculty Group Practice, Inc. since February 2010.

Ms. Atkins has a strong skill set in many areas, including managerial and operational experience, particularly in the telecommunications industry. In addition, Ms. Atkins has extensive public board experience including with large multinational companies, and provides focused expertise relative to corporate governance matters. We believe that Ms. Atkins’ leadership and knowledge in corporate governance qualify her to sit on our Board.

David F. Dyer, 61, has been a director since 2007 and has been President and Chief Executive Officer of the Company since January 8, 2009. Mr. Dyer is the former President and Chief Executive Officer of Tommy Hilfiger Corporation where he served from August 2003 until his retirement in May 2006. Mr. Dyer was retired from May 2006 until January 2009. Prior to joining Tommy Hilfiger Corporation, Mr. Dyer served as President and Chief Executive Officer of Lands’ End from 1998 through 2002. From June 2002 until August 2003, Mr. Dyer also served as Executive Vice President of Sears and a member of its Management Executive Committee. In addition to his position as President and Chief Executive Officer of Lands’ End, his responsibilities included the Sears Direct businesses, both internet and catalog, and the Great Indoors Home division of Sears. Mr. Dyer previously served in various other roles at Lands’ End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog from 1997 to 1998. Mr. Dyer currently also serves on the Board of Directors of Zale Corporation. Previously, Mr. Dyer served on the boards of directors of Advo, Inc. from 1997 to 2007 and Tommy Hilfiger Corporation from 2003 to 2006.

As the former chief executive officer of two retail companies as well as serving as our current Chief Executive Officer, Mr. Dyer has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies encounter. We believe Mr. Dyer’s experience and success in the apparel industry, his leadership skills and his understanding of the Company and our business qualify him to sit on our Board.

Director Nominations and Qualifications

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Corporate Governance and Nominating Committee identify individuals qualified to become Board members and recommends such individuals to the Board for its consideration.

Director Criteria

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity.

The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, personal background, and qualities and skills resulting in the ability to contribute naturally varying perspectives. The Committee does not have a formal policy with respect to diversity; however the Board and the Committee believe that diversity in experiences, qualifications, backgrounds, and personal characteristics is important to the effectiveness of the Board’s oversight of the Company.

Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments are considered by such Committee when reviewing Board candidates.

The Board believes that each of its directors:

•	Is knowledgeable and has significant insight relevant to the retail industry;

•	Has demonstrated high ethical standards and personal integrity;

•	Takes his or her responsibility to the Board seriously;

•	Has a record of personal and professional achievement;

•	Demonstrates strong leadership skills in his or her area of present and past expertise;

•	Has the interest, time available and commitment to fulfill his or her responsibilities as director; and

•	Demonstrates the ability and willingness to contribute with other directors and with management.

Based on the all of these factors, the Company believes that each of its directors is qualified to serve on its Board of Directors.

Identifying and Evaluating Nominees

In evaluating potential nominees to its Board of Directors, the Board considers, among other things, the following:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Knowledge of the retail industry and other relevant industry practices;

•	Relevant experience and background that would benefit the Company;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of individual skills and attributes with those of other directors which will build on the dynamics of the Board;

•	Diversity of viewpoints, professional experience, individual characteristics, personal background, and qualities and skills.

Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, current management, professional search firms, stockholders or other persons.

The Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing view points and other qualities necessary to the Board’s ability to direct the Company. Furthermore, the Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. In addition, when the Committee seeks a new candidate for directorship, it seeks qualifications from the individual that will compliment the attributes and perspectives of the other members of the Board. The Committee takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards, together with any special criteria applicable to service on various committees of the Board.

Once the Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Stockholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Committee seeks to address the criteria set forth above. The Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See “Stockholder Proposals for Presentation at the 2012 Annual Meeting” on page 69 for further information. The Company received no stockholder nominations in fiscal 2010.

Compensation of Directors

General.  In recent years, the Company’s compensation consultants have assisted the Board in its review of director compensation, including conducting a total outside director compensation analysis in early 2008 and again in 2009 utilizing data for the Company’s peer group companies. These analyses were used in connection with implementing the compensation arrangements described below.

Indemnification.  We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Base Compensation and Non-Equity Benefits.  During fiscal 2010, each non-employee director received an annual retainer of $60,000 per year. A non-employee director serving as Chairman of the Board received an additional annual retainer of $60,000. In addition, each non-employee director who served as a committee chair for the Audit and Compensation and Benefits Committees received an additional annual retainer of $20,000 and all other committee chairs received an additional annual retainer of $10,000. Beginning in fiscal 2011, the annual retainer for non-employee directors and the additional annual retainer for a non-employee director serving as Chairman of the Board will increase from $60,000 to $65,000 annually. Retainer amounts for committee chairs will remain unchanged.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings and non-employee directors also are entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson and Mr. Walker participated in this health insurance program.

Stock Options and Restricted Stock.  As a result of an amendment and restatement of the Company’s 2002 Omnibus Stock and Incentive Plan (the “Omnibus Plan”) approved at the Company’s 2008 Annual Meeting, the Company’s non-employee directors no longer receive automatic awards of stock options under such plan. Instead, the Board has the discretion to make equity awards to non-employee directors.

In particular, at the time the amended and restated plan was adopted, it was anticipated that each year around the time of the Annual Meeting of stockholders, beginning with the 2008 Annual Meeting,

but at the discretion of the Board, each continuing non-employee director would be awarded a determined number of shares of restricted stock that would vest one year following the grant date. On June 24, 2010, Ms. Atkins, Mr. Burden, Ms. Gibson, Mr. Mahoney, Mr. Roeder, Mr. Walker and Ms. Weiss each received grants of 10,074 shares of restricted stock under the Omnibus Plan for their service as directors. Each such restricted stock grant vests 100% on June 24, 2011. Furthermore, on November 19, 2010, Mr. Watson and Ms. Weiss were granted 7,282 and 4,046 shares of restricted stock, respectively, under the Omnibus Plan for their service as directors from the period of their initial appointment through their formal election to the Board. These November 2010 awards vest 100% on June 23, 2011.

Under the current compensation arrangements, the Company’s continuing non-employee directors, Ms. Atkins, Ms. Gibson, Mr. Roeder, Mr. Walker, Mr. Mahoney, Mr. Watson and Ms. Weiss may occasionally receive additional option grants or restricted stock awards at the discretion of the Board of Directors under the Omnibus Plan.

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended January 29, 2011.

					Change in
					Pension
					Value and
	Fees				Nonqualified	All
	Earned			Non-Equity	Deferred	Other
	or Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
	Cash (1)	Awards	Awards	Compensation(3)	Earnings	(5)	Total
Name	($)	(2)	($)	($)	(4)	($)	($)
		($)			($)

Ross E. Roeder	130,000	107,792	-	-	-	-	237,792
Verna K. Gibson	70,000	107,792	-	-	-	359,278	537,070
John W. Burden, III	60,000	107,792	-	-	-	-	167,792
Betsy S. Atkins	70,000	107,792	-	-	-	-	177,792
David F. Walker	80,000	107,792	-	-	-	9,444	197,236
Stephen E. Watson	12,174	82,505	-	-	-	-	94,679
Andrea M. Weiss	60,000	153,633	-	-	-	-	213,633
John J. Mahoney	80,000	107,792	-	-	-	-	187,792

(1)	The following table shows the breakdown of the Total Fees Earned or Paid in Cash between the Annual Retainer and the Committee Chair Fees.

		Chairman
		of the	Total Fees
	Annual	Board and	Earned or
	Retainer	Committee	Paid in
Name	Fees	Chair Fees	Cash
	($)	($)	($)

Ross E. Roeder	60,000	70,000	130,000
Verna K. Gibson	60,000	10,000	70,000
John W. Burden, III	60,000	-	60,000
Betsy S. Atkins	60,000	10,000	70,000
David F. Walker	60,000	20,000	80,000
Stephen E. Watson	12,174	-	12,174
Andrea M. Weiss	60,000	-	60,000
John J. Mahoney	60,000	20,000	80,000

(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to directors in fiscal 2010, computed in accordance with authoritative accounting guidance. The grant date fair value for shares granted on June 24, 2010 and November 19, 2010 was $10.70 and $11.33 per share, respectively.

(3)	The Company does not maintain any non-equity incentive plans for its non-employee directors.

(4)	The Company does not maintain any pension plan or nonqualified deferred compensation plan for its non-employee directors.

(5)	For Ms. Gibson, of the $359,278 included in this column, $350,000 relates to consulting fees for her service with the Soma Intimates brand on an interim basis, $7,778 relates to Company-paid premiums for health insurance coverage and the balance relates to the incremental cost incurred in providing accommodations to Ms. Gibson. For Mr. Walker, the amount in this column relates to Company-paid premiums for health insurance coverage.

Governance of the Company

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.chicosfas.com by first clicking on “Corporate Governance” and then “Corporate Governance Guidelines.” The “Corporate Governance Guidelines” are also available in print to any stockholder who requests them by contacting the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. These Guidelines were adopted by the Board to formalize its obligation to be independent from management, to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the stockholders. The Guidelines have been updated from time to time since their initial adoption. The Guidelines, as adopted by the Board, meet the updated listing standards of the NYSE. The Company has completed its annual review of the Guidelines. Any revisions to the Guidelines continue to meet the applicable listing standards of the NYSE and have been posted on the Company’s website.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which, among other things, requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. As of March 31, 2011, other than compensation arrangements fully described elsewhere in this proxy, no such transactions have been disclosed.

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

Corporate
Governance
		Compensation	and
	Audit	and Benefits	Nominating	Executive	Merchant
Director	Committee	Committee	Committee	Committee	Committee
Ross E. Roeder	X		X	Chair
Verna K. Gibson					Chair
John W. Burden, III					X
Betsy S. Atkins		X	Chair
David F. Walker	Chair		X	X
David F. Dyer				X
John J. Mahoney	X	Chair
Stephen E. Watson	X	X		X
Andrea M. Weiss		X			X

Governance Structure

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters. The board is the Company’s governing body, responsible for hiring, overseeing and evaluating executive management, particularly the Chief Executive Officer, and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of nine directors including seven independent directors (although Mr. Burden is not standing for reelection) and two individuals who are not considered independent directors, one being a member of the Company’s senior management and the other a former interim Brand President for the Soma Intimates brand. If all of the nominees for election are elected, the Board will be comprised of six independent directors and two non-independent directors.

Board Responsibilities

The primary responsibilities of the Board of Directors are to provide oversight, counseling, and direction to the Company’s executive management designed towards addressing the long-term interests of Chico’s and its stockholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider the interests of other constituencies, which include employees, suppliers, customers and the communities in which it does business, and the economy of the state of Florida and the United States. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics.

The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by Chico’s.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during fiscal 2010 and each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served. In fact, during fiscal 2010, our directors attended almost 100% of the Board and committee meetings.

During fiscal 2010, the non-employee directors of the Board met without the Chief Executive Officer or other members of management present at five of the seven Board meetings.

Board Leadership

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. Currently, Ross E. Roeder, an independent member of the Board, serves as Chairman while David F. Dyer serves as President and CEO. The Company believes that separating the Chairman and CEO roles and having an independent Chair conforms to governance best practices and contributes to the independence of the Board from management.

Affirmative Determination Regarding Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in February 2011. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, nominees or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with the Guidelines and the NYSE listing standards, a director is not independent if:

•	The director is or has been within the last three years an employee of Chico’s.

•	An immediate family member of the director is or has been within the last three years an executive officer of Chico’s.

•	The director has received more than $120,000 in direct compensation from Chico’s during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director has received more than $120,000 in direct compensation from Chico’s (excluding for purposes of this computation any direct compensation received as an employee of Chico’s (other than an executive officer)) during any twelve month period within the last three years.

•	The director or an immediate family member of the director is a current partner of Chico’s internal or external auditor.

•	The director is a current employee of Chico’s internal or external auditor.

•	An immediate family member of the director is a current employee of Chico’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of Chico’s internal or external auditor and personally worked on Chico’s audit.

•	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Chico’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, Chico’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company and research conducted by management with respect to outside affiliations, the Board affirmatively determined that seven of the nine current directors, Mr. Roeder, Mr. Burden, Ms. Atkins, Mr. Walker, Mr. Mahoney, Mr. Watson and Ms. Weiss, are independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. In its deliberations, the Board considered the position Mr. Burden’s son-in-law holds with the Company, as described under the heading “Certain Relationships and Related Party Transactions,” and determined that such relationship did not cause Mr. Burden to fail to meet the applicable independence standards. As a result of this review and this process, the Board also affirmatively determined that the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees are all comprised entirely of independent directors. In addition, members of the Compensation and Benefits Committee meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Although he was considered an independent director until his appointment as President and Chief Executive Officer in January 2009, Mr. Dyer is considered a non-independent director because of his employment as a senior executive of the Company. The Board also determined that Ms. Gibson, who was formerly considered an independent director, is now considered a non-independent director because she recently provided consulting services to the Company and recently served as interim Brand President for Soma Intimates.

Board’s Role in the Risk Management Process

Our Board and its Committees play an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. In particular, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also periodically reviews with our General Counsel legal matters, if any, that may have a material adverse impact on our financial statements, compliance with laws, and material reports, if any, received from regulatory agencies.

Our Compensation and Benefits Committee is responsible for overseeing the management of risks relating to our compensation programs. The Committee asked management to review our compensation policies and practices for all associates to identify general areas of risk and to communicate with the Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and did not identify any area of concern. As a result, management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and return on net assets and including certain compensation awards that are designed to encourage a longer term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. The Committee reviewed management’s assessments and conclusions and discussed them with management.

Our Corporate Governance and Nominating Committee oversees risks associated with corporate governance, business conduct, and ethics.

Our Merchant Committee oversees risks associated with the fashion, fit, and quality of our merchandise for each of our brands.

Code of Ethics

The Company has a Code of Ethics, which is applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, and to all the directors. The Code of Ethics is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Communications to Non-Management Directors

Stockholders and other parties interested in communicating with the Chairman or with the other non-management directors as a group may do so by writing to: Chairman, Board of Directors, Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. Letters addressed to the Chairman or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third party hotline that has been established by the Board of Directors (1-888-669-4911, ext. 2273) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. All eight of our directors then holding office attended the Annual Meeting in June 2010.

Corporate Governance Materials Available on the Chico’s Web Site

The Company’s Corporate Governance Guidelines are intended to provide a set of flexible guidelines for the effective functioning of the Board and are reviewed annually and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” In addition to the Company’s Corporate Governance Guidelines, other information relating to corporate governance at Chico’s is available on the Corporate Governance section of the Company’s investor relations website, including:

•	Audit Committee Charter

•	Compensation and Benefits Committee Charter

•	Corporate Governance and Nominating Committee Charter

•	Executive Committee Charter

•	Code of Ethics

•	Policy on Granting Equity Awards

•	Stock Ownership Guidelines

•	Complaint Procedures for Accounting Matters

Chico’s stockholders may obtain printed copies of these documents by writing to Chico’s FAS, Inc. Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966.

Committees of the Board

The Board of Directors has a standing Corporate Governance and Nominating Committee, Audit Committee, Compensation and Benefits Committee, Executive Committee, and Merchant Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held three meetings during fiscal 2010. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and its committees. This Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. All of the members of this Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Audit Committee

The Audit Committee held six meetings during fiscal 2010. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls, ethics compliance, and audit functions. This Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Form 10-K. The Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President-Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.

All members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Federal regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the chair of this Committee, and Mr. Mahoney are each qualified as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board of Directors has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. See the Audit Committee Report on page 32 for further information.

Compensation and Benefits Committee

The Compensation and Benefits Committee held four meetings during fiscal 2010 and regularly acts by written consent. The principal responsibilities of this Committee are to review and make recommendations to the Board of Directors concerning the compensation of officers of the Company, to provide input and make recommendations to the Board on individuals elected to be executive officers of the Company, to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s existing compensation and benefits plans.

All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 36 for further information.

Executive Committee

The Executive Committee held three meetings during fiscal 2010 and from time to time acts by written consent. The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law to the Board. In practice, the Committee’s actions are generally limited to matters that the full Board specifically delegates to the Committee such as oversight of the Company’s stock repurchase program.

Merchant Committee

The Merchant Committee consults with and advises the Company on matters concerning the Company’s products for each of its brands. The Merchant Committee held three meetings during fiscal 2010.

Policies and Procedures Regarding Related Person Transactions

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the Company’s interests require, in advance, a full disclosure to and review by the Company’s Audit Committee of all facts and circumstances concerning the transactions and relationships, all in accordance with our Code of Ethics. See “Certain Relationships and Related Party Transactions.”

2.	PROPOSAL TO APPROVE THE CHICO’S FAS, INC. SECOND AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN -ITEM TWO ON YOUR PROXY CARD

Introduction and Background

The Company has sponsored an Employee Stock Purchase Plan (the “Plan”) since 2002. The Plan is qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 as amended (“Section 423”). The Plan provides a way for associates to purchase Company stock at a discount and offers associates a sense of ownership that is an incentive for continued employment.

The Plan, as amended and restated in 2004, was originally authorized to issue up to 1,100,000 shares of common stock. Shares issued under the Plan may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources. After adjusting for splits and annual automatic increases in shares, as provided in the Plan, and reflecting the reduction for shares acquired since the 2004 amendment and restatement, as of April 1, 2011, there are 1,890,199 shares available for purchase under the Plan.

The last purchase period authorized by the Plan is September of 2011.

The eligibility waiting period for participation in the Plan is the first semi-annual Plan entry date following 12 months of employment.

The Plan limits purchases based on employee income and further limits annual share purchase to the lesser of $25,000 FMV or 800 shares.

The Company believes that the Plan is an important but underutilized part of the Company’s compensation mix. The Company further believes that certain changes, as outlined below, will allow the Plan to continue in place as a benefit program, should encourage greater participation amongst our associates, and aide Company officers in reaching their stock ownership guidelines.

These amendments to the Plan, which are subject to stockholder approval, will:

•	Extend the Plan term to the September offering period of 2020.

•	Permit the purchase by each eligible associate of up to the full $25,000 fair market value of the Company’s common stock per year as permitted under the provisions of Section 423. The maximum number of shares of Company common stock permitted to be purchased by an eligible associate in an Offering Period will be equal to $12,500 divided by the fair market value of a share of common stock on the first day of the Offering Period.

•	Shorten the Plan eligibility waiting period to the first semi-annual offering period following employment to allow new associates the opportunity to become stockholders earlier in their tenure with the Company.

The full text of the Plan, including all such proposed amendments, appears as Appendix A to this proxy statement. The following is a summary of the principal provisions of the Plan, as proposed to be amended and restated, and is qualified in its entirety by reference to the full text of the Plan, as proposed to be amended and restated. Unless otherwise indicated in the following summary and in the remainder of this section of the proxy statement, all references to the Plan shall mean the Plan, as proposed to be amended and restated.

Summary of the Plan

The Plan, as amended and restated in 2004, reserved an aggregate of 1,100,000 shares of common stock for issuance from and after the effective date of the amendment and restatement. This aggregate number of shares was decreased by purchases of 8,458 shares in September 2004, was automatically increased by an additional 67,216 shares at the end of fiscal 2004 and increased further as a result of the Company’s two for one stock split in February 2005. Since February 2005 through September 2010, the number of shares available has been decreased through purchases under the Plan aggregating 427,317 shares. Because in each year since 2005 it was believed that there were sufficient shares available under the Plan, the Board acted in each of those years to suspend that year’s automatic increase in the number of shares that would otherwise have been added at the end of the respective fiscal year. As of April 1, 2011, the aggregate number of shares available under the Plan was 1,890,199.

The aggregate number of shares that may be offered under the Plan will be increased automatically, without further action of the Board of Directors or the stockholders, at the beginning of each fiscal year of the Company occurring after April 1, 2011, by a number of shares equal to (i) one hundred twenty percent (120%) of the total number of shares acquired pursuant to the Plan during the immediately preceding fiscal year, (2) 75,000 or (3) such lesser number of shares as may be specified by the Board of Directors prior to the last day of such preceding fiscal year. The number of shares reserved under the Plan is also subject to automatic adjustment, without further action of the Board of Directors or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company’s stock.

Under the Plan, which is intended to qualify as an employee stock purchase plan under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) eligible associates are given the right to purchase shares of the common stock of the Company twice each year at a price equal to 85% of the fair market value of the stock immediately prior to the beginning of each offering period. The Plan also provides that the Compensation and Benefits Committee may, for any offering period and provided that action is taken at least one month before the beginning of such offering period, elect to utilize an alternative purchase price equal to 85% of the lesser of (a) the fair market value of the stock immediately prior to the beginning of the offering period or (b) the fair market value of the stock immediately prior to the last day of the offering period. The fair market value of a share of common stock on any date will be the closing price on the immediately preceding trading day of the common stock on the NYSE or, if the common stock is not still traded on the NYSE, as otherwise determined in accordance with the Plan. On April 15, 2011, the closing price of the Company’s common stock on the NYSE was $14.85.

Any associates of the Company and its subsidiaries, who are employed for at least one month prior to the first day of an offering period that commences following the person’s date of hire is eligible to participate in the Plan with respect to that offering period, except for those who customarily work five months or less per year, or own at least 5% of the Company’s stock. Rights to acquire stock are to terminate if the associate’s employment is terminated for any reason, and the rights are not to be transferable by the associate. No consideration will be received by the Company for the granting of the right to acquire stock under the Plan other than the services rendered to the Company by the associate in such capacity.

Offering periods will start on the first date and conclude on the last day of the months of March and September in each of the years 2011 through 2020, inclusive. During each such offering period, an eligible associate is entitled to purchase a maximum number of shares equal to $12,500 divided by the fair market value of the common stock as determined on the offering date. No eligible associate is entitled to purchase fewer than 10 shares in any offering period. Within these limits, an eligible associate is able to elect to purchase as many or as few shares in each offering period as he or she chooses.

During any offering period, an eligible associate desiring to become a participant in such offering period must enroll in a payroll deduction arrangement, electronically or telephonically, and meet the minimum payroll deduction requirement per payroll period as established by the Committee, in order to be eligible to purchase shares at the end of the following semiannual offering period. During the offering period, the eligible associate indicates the number of shares of common stock to be purchased and tender payment for the full purchase price of the shares in cash, in accordance with the processes established under the terms of the Plan. Payroll deductions may not exceed an aggregate of $25,000 in any calendar year.

The Committee may from time to time determine that any shares issued pursuant to the Plan will only be issued in certificated form and that such certificates will be held in safekeeping by the Company until two years after the date of issuance or, if earlier, the date on which such shares are sold or transferred by the employee.

The Plan will terminate upon the earlier of when all of the shares reserved for purposes of the Plan have been purchased or following the offering period in September 2020, provided that the Board of Directors in its sole discretion may terminate the Plan at any time. The Board may at any time amend the Plan in any and all respects, provided that without stockholder approval, the Board may not increase the number of shares reserved for under the Plan, change the formula by which the price at which the shares sold is determined, increase the maximum number of shares that an eligible associate may purchase, materially modify the requirements to become eligible to participate under the Plan, otherwise materially increase the benefits to associates under the Plan or remove the administration of the Plan from the Compensation and Benefits Committee.

Federal Income Tax Consequences

The following is a summary of some of the more significant federal income tax consequences under present law of the acquisition of shares under the Plan.

Generally, no gain or loss is recognized until the stock is sold or otherwise disposed of by its owner.

If the disposition of shares acquired under the Plan is made two years after the beginning of the offering period for which the shares were purchased or one year after the date of acquisition, the associate will recognize ordinary income (as compensation) to the extent of the lesser of: (i) the amount by which the fair market value of the stock at the beginning of the offering period exceeded 85% of such fair market value or (ii) the amount by which the fair market value of the stock at the time of disposition exceeds the purchase price. Any further gain will be taxed as a capital gain. If the sales price is less than the purchase price, there will be no ordinary income; and the associate will recognize a long-term capital loss equal to the difference between the purchase price and the disposition price. The Company will not be entitled to an income tax deduction at any time.

If the disposition of shares is made before the date which is two years after the beginning of the offering period for which the shares were purchased or before one year of the date of acquisition, the associate will recognize in gross income (as compensation) in the year of disposition the amount by which the fair market value of the stock on the date of transfer exceeded the purchase price. Any difference between the fair market value of the stock on the date of transfer and the sales price upon disposition will be taxed as a capital gain or loss. The Company will be entitled to an income tax deduction in the year of disposition equal to the amount of ordinary income recognized by the associate.

The specific application and impact of the tax rules will vary depending on the specific personal situation of individual associates.

Plan Benefits

Participation in the Plan is entirely within the discretion of the eligible associates of the Company. As a result, the Company cannot determine the amount of shares that officers and other eligible associates may purchase.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHICO’S FAS, INC. SECOND AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN.

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS — ITEM THREE ON YOUR PROXY CARD

Appointment Proposed for Ratification

Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending January 28, 2012 (fiscal 2011), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the

Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.

Fees to Independent Accountants

The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2010 (ended January 29, 2011) and fiscal 2009 (ended January 30, 2010) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2010 and fiscal 2009.

	Fiscal 2010	Fiscal 2009

Audit Fees	$719,700	$752,241
Audit-Related Fees	1,995	1,995
Tax Fees	37,600	150,400
All Other Fees	-0-	-0-

Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.

Audit-Related Fees

Fees for audit-related services in fiscal 2010 and 2009 related to the use of E&Y’s online research tool.

Tax Fees

Fees for tax services in fiscal 2010 were principally related to state and local tax projects while fiscal 2009 tax fees were principally related to transfer pricing services.

All audit-related services, tax services and other services in fiscal 2010 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

4.	ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION — ITEM FOUR ON YOUR PROXY CARD

Summary of the Advisory Resolution

The Company seeks your advisory vote on our executive compensation programs pursuant to Section 14A of the Securities Exchange Act (commonly referred to as “Say-on-Pay”). The Company asks that you support the compensation of our named executive officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement on pages 37-58. While the Board of Directors (“Board”) and its Compensation and Benefits Committee (the “Committee”) will carefully consider the stockholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

The Company has in the past sought and received stockholder approval for the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include the Cash Bonus Incentive Plan, which the stockholders approved just last year, and the 2002 Omnibus Stock and Incentive Plan, as amended, which the stockholders most recently approved in 2008. These stockholder approved plans make up a majority of the pay that the Company provides to our NEOs.

Our current executive team has successfully managed our Company through the recent dramatic economic downturn. For fiscal 2010:

•	Earnings per diluted share increased 64.1% compared with 2009.

•	Sales increased by approximately 11.2% to a record $1.905 billion, compared with 2009. Sales increased in 2010 at the highest growth rate since 2005.

•	Consolidated comparable store sales increased 6.3% following a 6.1% increase last year. Including direct-to-consumer sales, consolidated comparable sales increased 8.3% in 2010 on top of a 7.6% increase last year.

•	Return on net assets (“RONA”) was 22.9% in 2010, which represented a 65% improvement over 2009 RONA.

•	Operating income, as a percentage of net sales, was 9.3% compared to 6.3% in 2009, or an increase of 300 basis points over last year.

•	For the first time as a public company, we paid cash dividends on our common stock returning a total of $28.5 million in fiscal 2010 to our stockholders. We also repurchased approximately 2.1 million shares of common stock for $18.3 million, as part of an announced program to repurchase up to $200 million shares of stock.

•	The Company has one of the strongest balance sheets when compared with its retail peers; with over $548 million in cash and marketable securities at the end of fiscal 2010 and no debt.

We believe that our executive compensation programs, as described more fully in the “Executive Compensation” section of this proxy statement, are structured (i) to promote a performance-based culture which links the interests of management and stockholders, (ii) to support our business objectives and (iii) to align our programs with recognized corporate governance best practices because:

•	Our compensation programs strongly support our key business objectives and increasing stockholder value.

•	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our stockholders declines, so does the compensation we deliver to our NEOs.

•	We set our performance goals for the cash incentive bonus at the beginning of the fiscal year so that achievement of the goals is both uncertain and objective.

•	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices by our peers.

•	We conducted a risk assessment of our compensation programs and found that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

•	We require executives and non-employee directors to maintain meaningful Company stock ownership levels.

•	Officers and directors are not permitted to hedge their economic exposures to the Company stock.

•	We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive awards or payments to the CEO and CFO in the event of a financial restatement.

•	We do not provide significant perquisites or personal benefits to NEOs.

•	As part of our emphasis on performance-based compensation plans, we do not provide defined benefit pension plans or other non-performance-based retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees.

•	Our severance policies are in line with competitive practice, and we do not provide excise tax gross-ups for excess parachute payments.

Accordingly, the Board recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

5.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION — ITEM FIVE ON YOUR PROXY CARD

Summary of the Advisory Vote

The Company also seeks your input about the frequency of future stockholder advisory votes on our executive compensation program. In particular, we are asking for a non-binding advisory vote on whether the advisory say-on-pay vote should occur every year, every two years, or every three years. The Company asks that you support a frequency period of every year for future non-binding stockholder votes on compensation of our NEOs.

After careful consideration, the Company has determined that an annual advisory vote on executive compensation is the most appropriate choice because it gives stockholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our proxy statement every year. An annual advisory vote is also consistent with our desire to constructively engage with our stockholders on important issues such as executive compensation.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON THE PROPOSAL.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of four directors and operates under a written charter adopted by the Board of Directors. This Committee’s charter is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The current members of this Committee are David F. Walker (Chair), Ross E. Roeder, John J. Mahoney and Stephen E. Watson. Each member of the Committee is independent, in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Corporate Governance Guidelines. This Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent certified public accountants (the independent accountants) with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States, and for expressing opinions thereon.

This Committee’s responsibility is to monitor and oversee these processes. In this context, this Committee has met and held discussions with management, the internal auditors and the independent accountants.

The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by the NYSE.

The members of this Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent accountants, nor can this Committee certify that the independent accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the independent accountants, and the experience of this Committee’s members in business, financial and accounting matters.

As part of its oversight of the Company’s financial statements, this Committee reviews and discusses with both management and the Company’s independent accountants all annual and quarterly financial statements prior to their issuance. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended January 29, 2011 (fiscal 2010), with management, the internal auditor and the Company’s independent accountants. With respect to fiscal 2010, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with this Committee. Discussions regarding the Company’s audited financial statements included the independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and by the Audit Committee’s

charter. The Committee annually assesses the independent accountant’s independence. To that end, the Company’s independent accountants provided the Committee the written disclosures and the letter required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning its independence and we discussed with the independent auditors their independence from the Company.

In addition, this Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon the Audit Committee’s discussion with management, the internal auditor, and the independent accountants, this Committee’s review of the representations of management, and the report of the independent accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in the Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 29, 2011.

MEMBERS OF THE AUDIT COMMITTEE

David F. Walker, Chair
Ross E. Roeder
John J. Mahoney
Stephen E. Watson

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current executive officers.

			Years with
			the
Executive Officers	Age	Positions	Company

David F. Dyer	61	President, Chief Executive Officer, and Director	2*
Donna M. Colaco	52	Brand President-White House | Black Market	3
Cynthia S. Murray	53	Brand President-Chico’s	2
Laurie Van Brunt	53	Brand President-Soma Intimates	1**
Lee Eisenberg	64	Executive Vice President-Chief Creative Officer	2
Gary A. King	53	Executive Vice President-Chief Information Officer	6
Kent A. Kleeberger	59	Executive Vice President-Chief Operating Officer and Chief Financial Officer	3
Mori C. MacKenzie	61	Executive Vice President-Chief Stores Officer	15
A. Alexander Rhodes	52	Executive Vice President-General Counsel, Chief Compliance Officer and Secretary	8
Sara K. Stensrud	43	Executive Vice President-Chief Human Resources Officer	1***

*    Became an executive officer in January 2009; first elected a director in 2007.
**   Joined the Company in May 2010.
***  Joined the Company in July 2010.

Non-Director Executive Officers

Donna M. Colaco is Brand President-White House | Black Market for the Company, having joined the Company in August 2007. Ms. Colaco has over 25 years of experience in women’s specialty apparel. Prior to joining the Company, Ms. Colaco worked for Ann Taylor Corporation for more than 10 years in numerous capacities including, most recently serving as President of Ann Taylor LOFT. Prior to Ann Taylor, Ms. Colaco worked for the Lerner New York Division of Limited, Inc. and Petrie Stores Corporation.

Cynthia S. Murray is Brand President-Chico’s for the Company, having joined the Company in February 2009. Ms. Murray has over 30 years of experience in retail. Prior to joining the Company, Ms. Murray spent the previous five years with Stage Stores, Inc., most recently serving as its Executive Vice President and Chief Merchandising Officer. Prior to Stage Stores, Ms. Murray worked for Talbot’s, Saks Fifth Avenue / Saks Off 5th, and many other retailers.

Laurie Van Brunt is Brand President-Soma Intimates for the Company, having joined the Company in May 2010. Ms. Van Brunt has over 30 years of experience in retail. Prior to joining the Company, Ms. Van Brunt spent the previous five years with J.C. Penney Company, serving as its Marketing Vice President, Director of Brand Management and most recently as Vice President-Intimate Apparel. Prior to J.C. Penney, Ms. Van Brunt worked for the Lane Bryant Division of Limited Brands, Petite Sophisticates Division of Casual Corner/U.S. Shoe and May Company.

Lee Eisenberg is Executive Vice President-Chief Creative Officer of the Company, having been promoted to that position in November 2009. Mr. Eisenberg joined the Company in February 2009 as

Director of Creative Strategy. From 2004 to 2009, Mr. Eisenberg worked as a freelance author, publishing books on topics including financial planning and consumerism. From 1999 to 2004, Mr. Eisenberg served in various positions with Lands’ End including Executive Vice President and Creative Director and Chief Creative and Administrative Officer. Prior to that, Mr. Eisenberg was with Time Magazine as Editor/Creative Development. He began his career at Esquire magazine eventually serving as its editor-in-chief.

Gary A. King is Executive Vice President-Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc., where he most recently served as Vice President, Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc. including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.

Kent A. Kleeberger is Executive Vice President-Chief Operating Officer and Chief Financial Officer, having joined the Company in November 2007. Mr. Kleeberger was appointed Chief Operating Officer in February 2011. From 2004 through October 2007, Mr. Kleeberger was the Senior Vice President-Chief Financial Officer for Dollar Tree Stores, Inc. From 1998 to 2004, he served in numerous capacities for Too Inc., subsequently known as Tween Brands, Inc., culminating in his appointment as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer. Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc. Mr. Kleeberger currently also serves on the board of directors of Shoe Carnival, Inc.

Mori C. MacKenzie is Executive Vice President-Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President-Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President-Stores, and effective February 2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

A. Alexander Rhodes is Executive Vice President-General Counsel, Chief Compliance Officer and Secretary for the Company. Mr. Rhodes joined the Company in January 2003 as its Intellectual Property Counsel, expanding his oversight of legal matters for the Company into several other areas until October 2004, when he was promoted to Vice President-Corporate Counsel and Secretary. In April 2006, Mr. Rhodes was promoted to Senior Vice President-General Counsel and Secretary, and in October 2009, Mr. Rhodes was promoted to Executive Vice President. Mr. Rhodes graduated from the Stetson University College of Law in 1994. From 1994 through December 2002, Mr. Rhodes was in private practice, working primarily in the areas of commercial litigation and intellectual property.

Sara K. Stensrud is Executive Vice President-Chief Human Resources Officer for the Company, having joined the Company in July 2010. Ms. Stensrud was previously employed with Shopko Stores, Inc. and spent the majority of her seven-year career there as Senior Vice President of Human Resources. Ms. Stensrud has over 20 years of experience in the retail industry, and prior to Shopko Stores, Inc. worked for Fred Meyer Stores, Inc. and Gottschalks Stores.

None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2010 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation and Benefits Committee (the “Committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s management equity compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 37-52 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Betsy S. Atkins
Andrea M. Weiss
Stephen E. Watson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation program is designed to attract and retain quality leaders with an emphasis on pay for performance and creating long-term sustainable and profitable growth. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities, cash incentive bonus for shorter-term returns linked to annual Company performance, and equity awards for aligning the executives’ focus with stockholder value and the long-term, future performance of the Company. The Company has received stockholder approval for the cash incentive bonus plan, which the stockholders approved just last year, and the 2002 Omnibus Stock and Incentive Plan, as amended and restated, which the stockholders approved most recently in 2008. These stockholder approved plans make up a majority of the pay that the Company provides to our NEOs.

We set the applicable performance goals for our cash incentive bonus program at the beginning of the fiscal year using challenging but realizable targets so that achievement of the goals is both uncertain and objective. These goals are based upon the annual financial plan approved by the Board. Our goal setting process is based on historical operating trends and requires improvement over our financial performance from the prior year.

Our current executive team has successfully managed the Company through the recent dramatic economic downturn. For fiscal 2010:

•	Earnings per diluted share increased 64.1% compared with 2009.

•	Sales increased by approximately 11.2% to a record $1.905 billion, compared with 2009. Sales increased in 2010 at the highest growth rate since 2005.

•	Consolidated comparable store sales increased 6.3% following a 6.1% increase last year. Including direct-to-consumer sales, consolidated comparable sales increased 8.3% in 2010 on top of a 7.6% increase last year.

•	Return on net assets (“RONA”), which we define as net income divided by net working capital less cash and marketable securities plus fixed assets, was 22.9% in 2010, which represented a 65% growth over 2009 RONA.

•	Operating income, as a percentage of net sales, was 9.3% compared to 6.3% in 2009, or an increase of 300 basis points over last year.

•	For the first time as a public company, we paid cash dividends on our common stock, returning a total of $28.5 million in fiscal 2010 to our stockholders. We also repurchased approximately 2.1 million shares of common stock for $18.3 million, as part of an announced program to repurchase up to $200 million shares of stock.

•	The Company has one of the strongest balance sheets when compared with its retail peers; with over $548 million in cash and marketable securities at the end of fiscal 2010 and no debt.

Based on these results, the Company’s performance was impressive when measured against both its retail peers and its own internal benchmarks.

Highlighted below are a summary of the direct compensation elements of our executive compensation programs and the key actions and decisions made with respect to each element for 2010.

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights
Base Salary	Attracts, retains and rewards executives with an appropriate salary level that reflects the executive’s scope and breadth of responsibility, his or her individual performance against the objectives set for his or her position and their relative value in the marketplace.
• Base salaries are targeted at either the 50th or 75th percentile based on the position with the Company and a comparison to independent salary surveys and our industry comparator group, which is described on page 41. Actual positioning varies above or below the median to reflect each executive’s performance over time, readiness for promotion to a higher level, experience and skill set relative to peer counterparts and criticality to the Company.

• NEOs and other executive officers did not receive any merit increases in fiscal 2010; the third year in a row that NEOs and executive officers did not receive any merit based increases. One NEO did, however, receive a market adjustment to bring base salary in line with the industry peer group.

Performance-Based Annual Cash Incentive	Focuses executives on achieving specific annual financial and operating results aligned with our business strategies. The performance measures used in the cash bonus incentive plan are those we believe are the key drivers of stockholder value. Our compensation philosophy is to establish annual cash incentive opportunities such that target total annual cash compensation (base salary plus the annual cash incentive target) approximates the 75th percentile when we perform well. Actual compensation, however, will vary above or below this level depending on actual Company performance.
• Annual cash incentives awards are determined based on our performance against pre-established goals for earnings per share, comparable store sales, and RONA at the corporate level. Executives within all of our brands have the same metrics plus a brand contribution metric. The Committee establishes threshold, target, and maximum goals for each measure, with the target level corresponding to the annual operating plan approved by the Board. Achievement of threshold performance results in a payout of 25% of target for each measure, while achievement at or in excess of the maximum performance goal for each measure results in a payout of 175% of target.

• Actual performance for 2010 was generally above the performance targets for each measure, resulting in bonus payments between the target and maximum level. Refer to page 43 for more detail.

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights
Long-Term Equity Incentives	Provide an appropriate link between compensation and the creation of long-term stockholder value and provide the incentive to manage the Company from the perspective of an owner. Support the retention of a talented management team over time.
• In 2010, equity awards to the NEOs consisted of a mix of stock options, time-based restricted stock, and performance shares/units.

• Stock options have a ten-year term and an exercise price equal to the closing price on the grant date, and vest in three equal annual installments starting on the first anniversary of the grant date.

• Restricted stock awards vest in three equal annual installments except for the special retention grants discussed on page 47.

• Performance share grant for our CEO consisted of a target award of 100,000 shares, which could be earned between 0% and 133% of target, based on our 2010 RONA. Any earned shares vest over a two-year period.

• Performance share unit grants to the other NEOs consisted of the opportunity to earn a number of shares based on our 2011 diluted earnings per share. Refer to page 47 for more detail.

In summary, the 2010 performance based compensation together with 2010 base salary levels appear well aligned with the Company performance for the year and the linkage between pay and performance is strong.

In addition to our core elements of base salary, cash incentives, and equity awards, our compensation program includes other standard benefits that are available to all employees, such as medical and dental insurance, life insurance, a 401(k) Savings Plan, and a qualified employee stock purchase plan. The Company has a deferred compensation plan available to all senior management; the Company has not made any contributions to this plan. Senior management can also participate in an annual executive physical program, among other benefits.

We also maintain various compensation policies that align our program with recognized corporate governance best practice:

•	We conducted a risk assessment of our compensation programs and found that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

•	We require executives and non-employee directors to maintain meaningful Company stock ownership levels.

•	Officers and directors are not permitted to hedge their economic exposures to the Company stock.

•	We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive awards or payments to the CEO and CFO in the event of a financial restatement.

•	We do not provide significant perquisites or personal benefits to NEOs.

•	As part of our emphasis on performance-based compensation plans, we do not provide defined benefit pension plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees.

•	Our severance policies are in line with competitive practice, and we do not provide excise tax gross-ups for excess parachute payments.

Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for the Company — to increase stockholder value over the long term. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for entrepreneurial activity that increases stockholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.

The Company’s Compensation and Benefits Committee (the “Committee”) is responsible for monitoring adherence with our compensation philosophy and for reviewing and approving the annual base salary, annual cash bonus, stock-based compensation, retirement plans, and health and welfare benefits for our senior officers, including the NEOs. For fiscal 2010, our NEOs were David F. Dyer, Chief Executive Officer, Kent A. Kleeberger, Chief Financial Officer, Donna M. Colaco, Brand President — White House | Black Market, Cynthia S. Murray, Brand President — Chico’s, and Jeffrey A. Jones, Chief Operating Officer.

 The Company bases its executive compensation programs and decisions on the same basic objectives that guide the Company in establishing all of its compensation programs:

•	Total compensation should foster a long-term focus and be based on the level of job responsibility, individual performance, and Company performance. Associates at higher levels should have an increasing portion of their compensation tied to Company performance because they are more able to affect our overall results.

•	Compensation should reflect the comparative value of the particular job in the marketplace and should be competitive with the pay of similarly-situated executives at companies that we compete with for talent.

•	Compensation should align our associates with our stockholders by rewarding performance that achieves our strategic and financial objectives and enhances stockholder value. Our executive compensation programs should deliver top-tier compensation in situations where there is top-tier individual and Company performance. Likewise, where individual performance falls short of expectations or Company performance lags the industry, the programs should deliver lower levels of compensation.

•	Performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

•	Although individual pay levels will always reflect differences in job responsibilities, experience, and marketplace considerations, the overall structure of the compensation and benefit program should be generally consistent across the organization.

•	Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

Role of the Committee and the Executive Officers in Compensation Decisions

The Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of the compensation for the CEO, including establishing his base salary, the terms under which his cash incentive bonuses are paid, and deciding the extent to which he receives stock-based compensation awards. The Chief Human Resources Officer (“CHRO”) may assist the Committee with gathering relevant data, but does not participate in recommending or setting the CEO’s compensation. The Committee then recommends a compensation package for the CEO to the Board for its review, input, and approval.

The Committee also determines the amount and terms of the cash-based and stock-based compensation awards for the other NEOs and senior officers, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO and CHRO. The CEO and CHRO have limited authority to make changes and adjustments to cash-based compensation, with the expectation that any adjustments would be in keeping with our overall compensation philosophy. No other NEO has an active role in the evaluation, design, or administration of the 2010 executive officer compensation program. Each NEO, however, provides input to the CEO and CHRO on individual compensation levels for the NEO’s direct reports.

Setting Executive Compensation — Comparative Data and Use of Compensation Experts

The Committee has engaged Frederic W. Cook & Co., Inc. (“Cook”), as its independent compensation consultant, to provide it with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our NEOs. Cook provides compensation consulting services only to the Committee. Cook does no work for the Company unless it relates to executive or Board compensation and is approved by the Committee Chair, receives no compensation from the Company other than for its work advising the Committee, and maintains no other economic relationship with the Company.

The Committee and Cook also utilized benchmark data from Hay Group, another compensation consulting firm, to validate the comparative data Cook was providing to the Committee. The Cook and Hay Group comparative data were substantially similar.

In making compensation decisions, the Committee reviews all compensation components for the NEOs taking into account tally sheets showing overall compensation for each NEO. The Committee also compares each element of total compensation against a peer group of publicly-traded retailers (the “Compensation Peer Group”), which is periodically reviewed and updated. The Compensation Peer Group was selected because it consists of U.S. based publicly traded retailers of generally similar size and scope to us and because we generally compete against these companies for talent and stockholder investment. The companies currently comprising the Compensation Peer Group are:

Abercrombie & Fitch Co.	Collective Brands, Inc.	Limited Brands, Inc.

Aeropostale, Inc.	The Dress Barn, Inc.*	The Men’s Wearhouse, Inc.

American Eagle Outfitters, Inc.	DSW, Inc.	New York & Company, Inc.

Ann Taylor Stores Corp.	Finish Line, Inc.	Pacific Sunwear of California, Inc.

Brown Shoe Company, Inc.	The Gap, Inc.	Stage Stores, Inc.

Charming Shoppes, Inc.	Genesco, Inc.	Stein Mart, Inc.

The Children’s Place Retail Stores, Inc.	Guess, Inc.	The Talbot’s, Inc.

Coldwater Creek, Inc.	J. Crew Group, Inc.	Urban Outfitters, Inc.

*	Changed name to Ascena Retail Group, Inc. late in 2010

Principal Components of Executive Compensation

The principal components of our executive compensation program are: base salary, annual cash incentive bonuses (earned, guaranteed, and discretionary), long term stock-based incentive compensation, retirement plans, and health and welfare benefits.

Mix of Compensation Components

There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by Cook and other relevant information to determine the appropriate mix of salary and incentive compensation for our NEOs. The Committee believes, however, that a substantial portion of the annual and long-term compensation for our NEOs should be “at-risk.” We define at-risk compensation to include potential bonus payments under our executive cash bonus incentive plan and the targeted economic value of equity awards. This approach is designed to provide more upside potential and downside risk for the NEOs because they have greater influence on our performance as a whole. The following chart describes the percent of pay at-risk for our NEOs in 2010:

NEO	% 2010 Pay At-Risk[1]

David F. Dyer	75%
Kent A. Kleeberger	78%
Donna M. Colaco	83%
Cynthia S. Murray	82%
Jeffrey A. Jones	68%

 1 While it is our expectation that Mr. Dyer would have the highest percentage of pay at-risk, the special retention grants of restricted stock to Mr. Kleeberger, Ms. Colaco and Ms. Murray, as discussed on page 47, resulted in a higher pay at-risk percentage for those NEOs compared to Mr. Dyer in fiscal 2010.

Components of Compensation

Base Salaries

We provide our NEOs and other employees with base salaries to compensate them for services rendered during the fiscal year. We generally try to target base salaries at the 50th percentile of the Compensation Peer Group because we believe it is competitive and in line with our philosophy that increasing proportions of executive compensation should be tied to the Company’s performance. In fiscal 2010, however, based on our recruiting experience, we determined that to attract and retain high-caliber merchandising and design talent, we needed to target base salaries for these positions at the 75th percentile of the Compensation Peer Group. Senior officers who were at or above the base salary target, including our NEOs, did not receive a merit-based salary increase in 2010; similar to the prior two years. A few officers, including one NEO, however, received promotional or market adjustments to their base salaries to bring them in line with targeted salary levels.

During its review of base salaries for our executives, the Committee also considers:

•	market and comparative data available to it, including any data provided by Cook;

•	internal review of the executive’s compensation, both individually and relative to other executive officers;

•	overall Company-wide performance; and

•	the individual executive’s overall performance and contribution to the Company’s performance.

The Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities.

Annual Cash Incentive Bonuses

An important component of potential total cash compensation consists of an incentive bonus opportunity, which is intended to make a significant portion of compensation dependent on our performance and to provide incentives to achieve our annual financial and strategic goals and work as a team in meeting objectives and overcoming challenges.

We target total cash compensation, where target performance goals are achieved, at or near the 75th percentile because we believe this allows us to successfully compete for talent with the Compensation Peer Group. Variations to this target positioning may occur as dictated by the experience level of the individual and by other market factors. This target competitive positioning takes into account our expectations and desires that, over the long term, we will be able to generate stockholder returns in excess of the average of our peer group.

In fiscal 2010, bonuses were generally determined pursuant to our Cash Bonus Incentive Plan (the “Bonus Plan”). The performance metrics in the Bonus Plan were primarily designed to stimulate growth in sales and operating and merchandise margins, improve return on net assets, and grow earnings per share. These performance criteria and the weighting of a minimum of 3 metrics for each eligible participant are intended to motivate and reward all officers, including the NEOs, for improved financial performance of the Company year-over-year, which would be expected to lead to increased stockholder value. For fiscal 2010, the Committee reviewed and approved the performance metrics for the Bonus Plan and the approved metrics targeted an improvement in our financial performance over the prior year.

Under the Bonus Plan, each eligible associate has an assigned target bonus, expressed as a percentage of base salary, generally ranging from 15% to 100% of base salary, depending on the participant’s position. The actual bonus awards can range from 0% to 175% of target, depending on the Company’s actual financial performance. In addition, the Company must attain the earnings per share threshold established by the Committee in the Bonus Plan before any payout under the Bonus Plan can be made.

Thus, if the Company failed to achieve the designated earnings per share threshold, then no performance based bonuses would be awarded to any eligible executive under the Bonus Plan. If the Company achieved or exceeded the threshold earnings per share goal but failed to achieve other performance goals, then only a portion of the performance based bonus would be awarded. On the other hand, if the Company’s performance exceeds the earnings per share threshold and some or all of the other performance goals, then the NEO may receive more than the targeted bonus, up to the maximum amount.

The bonus measures, targeted financial performance, targeted payout, and actual payouts for fiscal 2010 for each respective NEO are set forth below.

			Target	Actual
		Target Financial	Payout	Payout
NEO	Bonus Measure(1)	Performance(2)	(% Salary)	(% Salary)(3)

David F. Dyer	EPS	54% increase	100%	150%
	RONA	49% increase
	Comp Store Sales	5% increase
Kent A. Kleeberger	EPS	54% increase	80%	120%
	RONA	49% increase
	Comp Store Sales	5% increase
Donna M. Colaco	EPS	54% increase	80%	121%
	RONA	49% increase
	White House | Black Market	11% increase
Brand Sales
	White House | Black Market	22% increase
Brand Contribution
Cynthia S. Murray	EPS	54% increase	80%	96%
	RONA	49% increase
	Chico’s Brand Sales	7% increase
	Chico’s Brand Contribution	16% increase
Jeffrey A. Jones	EPS	54% increase	80%	120%
	RONA	49% increase
	Comp Store Sales	5% increase

(1)   EPS means earnings per share. RONA means return on net assets, which we define as net income divided by net working capital less cash and marketable securities plus fixed assets. Comp store sales means sales from stores that were open for at least one year. Brand contribution means pre-tax earnings for each brand.

(2)   Percentage increase means an increase over the prior fiscal year’s actual performance for each metric.

(3)  The actual payout in fiscal 2010 represented an above target amount payable to each participant because our financial performance exceeded the target for each of the performance measures.

At the end of the performance period, the Committee has the option to award a discretionary bonus to reward individual productivity improvements even if certain performance metrics were not met. The Company did not award any discretionary bonus to any NEO or senior officer in 2010.

The bonuses paid for fiscal 2010 pursuant to the Bonus Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Satisfactory individual performance is a condition to payment.

In fiscal 2010, the earned bonuses paid to all participants under the Bonus Plan were approximately 127% of target. Overall, for fiscal 2010, approximately 350 participants were awarded a total of approximately $23.4 million in incentive bonuses compared to fiscal 2009, with approximately 175 participants having been awarded $22.4 million in incentive bonuses.

The Amended and Restated Cash Bonus Incentive Plan, as amended and restated as of June 24, 2010 (“Amended and Restated Bonus Plan”) was approved by stockholders at the 2010 Annual Meeting and will be effective for bonus awards to be granted beginning in fiscal 2011.

Sign-On and “Guaranteed” Bonuses

The Company will, as necessary, pay sign-on and first year guaranteed bonuses at various levels in order to attract the management talent necessary to drive long term and sustainable growth. Executives we recruit from other companies are often required to give up a significant amount of compensation from their former company, in the form of lost bonus opportunities, unvested equity or a combination of both. Sign-on and first year guaranteed bonuses are a necessary and effective means of offsetting their losses. In those instances in which we have provided an executive with a sign-on bonus, we generally require the newly hired executive to pay back a pro rata portion of the sign-on bonus if they voluntarily leave the Company within a year after joining us. The Company did not pay any sign-on or guaranteed bonuses to NEOs in fiscal 2010.

Is the Bonus Plan Meeting Its Intended Objectives?

The current version of the Bonus Plan has been in place for the last two years. It is appropriate, then, to begin the process of assessing whether the Bonus Plan has been effective over that two year period in meeting its intended goals of, among other things, increasing sales, operating margins, and earnings per share and improving return on net assets. The following chart sets forth changes in each of these metrics over the relevant two year period:

Change from Fiscal
Metric	2008 to 2010
Sales (in dollars)	$322.5 million increase

Operating Margin (in dollars)	$216.7 million increase

EPS (in dollars)	$0.75 increase

RONA (percentage increase)	835% increase

While some of the improvement in these metrics is attributable to improvement in the overall economy since 2008, the significant increase in each of these metrics leads the Committee and the Company to the preliminary conclusion that the bonus plan is working as intended. The Committee and the Company will continue to assess the effectiveness of its bonus plan over time.

Long-Term Incentive Stock-Based Compensation

We believe that meaningful equity participation by our officers is one of the primary motivating factors that will result in significant long term and sustained increases in value and growth. This belief is reflected in our officer and director stock ownership guidelines and well as the aggregate awards of stock options, restricted stock and restricted stock units that we have made to our executive officers. The stock ownership guidelines are described on page 50 and are available on the Company’s investor relations website at www.chicosfas.com.

We believe that providing executive officers stock-based compensation is the most effective way to align their interests with those of our stockholders. Stock options, restricted stock, and performance shares provide an incentive, beginning immediately upon grant, to officers to manage the Company from the perspective of an owner with an equity interest in the business. In addition, stock-based compensation has been and continues to be a key part of our program for motivating and rewarding key employees over the long term. Multi-year vesting of equity compensation provides a strong retention mechanism for key executive talent, which is critical to our long-term success. We intend to continue to have stock-based compensation serve as an important part of the compensation program for key employees.

The Committee, in consultation with Cook and with the approval of the Board, determines the stock-based compensation for the CEO. The Committee, upon the recommendation by the CEO and the CHRO, also makes final decisions regarding stock-based awards for all other eligible associates. While we have established guidelines for the amount of equity we grant, factors such as performance and responsibilities of individual officers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, number of shares of restricted stock/restricted stock units, and number of performance shares/performance share units awarded to a particular recipient. In determining the size of the individual stock-based awards, the Committee also considers the amount of stock-based awards outstanding and previously granted, the amount of stock-based awards remaining available for grant under its Omnibus Plan, as amended and restated, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain qualified management. All stock-based awards vest over time as a means to encourage the recipient to remain in service with us.

Stock Options

Substantially all stock options granted to key employees have a ten-year term and vest in equal annual installments over a period of three years from the date of grant, but the Committee will consider and has previously provided for other vesting schedules, as appropriate. Stock option award levels are determined based on external market data and internal fairness considerations and vary among participants based on their positions within the Company. The option exercise price is the closing price on the date of grant. We grant stock options as an incentive for our executives to create stockholder value by encouraging a culture of ownership at the Company. For an executive to receive value from a stock option, the stock price must increase from the time of grant to the time of exercise.

We have not re-priced or replaced options in response to declining stock prices.

Restricted Stock and Restricted Stock Units

Awards of shares of restricted stock or restricted stock units are granted to key employees based on similar criteria as stock option grants. These whole-share awards generally vest in equal annual amounts over a three-year period from the date of grant, but the Committee has provided for other vesting schedules, as appropriate. Restricted stock and awards of restricted stock units encourage executives to not only create stockholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. We believe that whole-share awards such as restricted stock grants provide a balance with stock options and further align the interests of management and stockholders.

Performance Shares/Units

In 2010, the Company awarded Mr. Dyer a grant of performance shares. The performance share grant provided Mr. Dyer with the opportunity to earn between 0 and 133,333 shares (with a target of 100,000 shares) based on the achievement of the 2010 RONA goals in our 2010 Bonus Plan. Any shares earned under the performance share grant would vest two years from the date of grant. Based on our RONA performance in 2010, Mr. Dyer earned 133,333 of the performance shares, which will vest in March 2012, contingent on Mr. Dyer’s continued employment through that date.

Also in 2010, the Company awarded its Brand Presidents and Executive Vice Presidents performance-based restricted stock units. Participants in this award are eligible to earn from 0 up to a targeted number of shares, contingent upon the Company’s level of earnings per diluted share (“diluted EPS”) in fiscal 2011. If 2011 diluted EPS is less than $0.90, no shares will be earned; if 2011 diluted EPS is $0.90, 25% of the shares will be earned, and if 2011 diluted EPS is $1.00 all of the shares will be earned. Payout will be linearly interpolated for diluted EPS between $0.90 and $1.00. Any shares earned based on the achievement of such goals will vest two years from the date of grant.

The Committee provided the referenced performance shares/units for a number of reasons. First, the Committee wanted to tie equity compensation earned to the achievement of corporate performance objectives. Unlike time-based restricted stock, performance-based restricted stock/units vest based on certain operational achievements, in addition to continued service. That is, assuming the eligible associates remain employed, they will only receive the shares if the Company achieves the designated performance goal. In addition, the Committee believes performance awards improve the overall balance of the compensation program between short- and long-term operating performance as well a share price appreciation. Because the performance goals require improved financial performance over time, performance share awards tend to align our executives’ interests with our stockholders’ interests.

Retention Grants

On August 19, 2010, special restricted stock grants were awarded to certain members of the executive management team who were identified as key contributors to the entire organization and who made significant contributions to the Company’s rapid turnaround and financial success over the last 18-24 months. Included in this grant were Ms. Murray and Ms. Colaco, who each received 150,000 restricted shares and Mr. Kleeberger, who received 75,000 restricted shares. These grants vest over a 5-year period with no shares vesting in years 1 and 2, 20% vesting in each of year 3 and year 4 and 60% vesting in year 5.

The Committee believes that the size of the respective awards is an appropriate reward for the executive’s contributions to the Company and that the extended vesting schedules will foster long-term focus on, and commitment to, the Company.

Granting of Equity Awards

The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under the Corporate Governance tab at www.chicosfas.com. This Policy is designed to provide some measure of assurance that grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been the date on which the trading window period first opens following the public release of year end earnings. This grant date is generally in late February or early March and is established by us well in advance. Because the Committee does not generally meet on this date, the Committee authorizes the grants at its meeting first preceding the grant date, usually several weeks in advance, specifying an effective prospective grant date consistent with this policy. The exercise price for stock options is generally the closing price on the specified grant date, but in no event less than the closing price on the grant date. This grant date is driven by two principal considerations:

•	It coincides with our fiscal-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which tends to increase the impact of the awards by strengthening the link between pay and performance.

•	It occurs after release of year end earnings, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

The Company also makes promotional, new hire, and out-of-cycle equity awards to executives, as appropriate. The grant date for such awards is the date on which the trading window opens following the date of promotion or hire. The exercise price for stock options is generally the closing price on the grant date, but in no event less than the closing date price.

In fiscal 2010, (i) a total of 1,170,800 stock options were granted to our employees and non-employee directors, including 240,000 stock options that were awarded to executive officers and (ii) a total of 1,547,993 shares of restricted stock/units (including performance-based awards) were awarded to our employees and non-employee directors including 810,002 shares of restricted stock/units (including performance-based awards) that were awarded to executive officers.

Retirement and Welfare Benefits

401(k) Plan

In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in our profits and accumulate retirement savings. Effective January 1, 1999, we incorporated a 401(k) feature into our profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 100% of their respective compensation, subject to certain statutory limitations, and have it contributed to the plan. The Company has elected to match employee contributions at 50% on the first 6% of the employees’ compensation that is contributed and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of our operating results for any given year. During the fiscal year ended January 29, 2011, our aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $2.6 million, of which approximately $34,000 was contributed for the benefit of our executive officers.

Employee Stock Purchase Plan

In 2002, the Company adopted an employee stock purchase plan (replacing our 1993 employee stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. As an inducement, eligible employees may purchase shares up to 400 shares of stock in the Company semiannually during specified periods at a 15% discount to the value of the stock. This plan was amended and restated in 2004 to address certain technical amendments. The executive officers are eligible to participate in this stock purchase plan. We are seeking stockholder approval to amend the plan, as described more fully on pages 24 to 27 of this Proxy.

Health and Welfare Benefits

Our executive officers are also eligible to participate in the health and dental coverage, life insurance, paid time off, and other programs that are generally available to all of our employees.

Perquisites and Other Benefits

We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits for any newly hired NEO in keeping with industry practices. We also offer to pay for an annual physical examination and offer supplemental disability income insurance for certain officers, including all NEOs. The costs of the annual physical and supplemental disability income insurance are immaterial and we believe the Company benefits from these perquisites. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations, and the NEOs are allowed to reimburse us for such perquisites at their incremental cost to us to the extent that limitations on personal use are exceeded. These amounts, if applicable, are reflected in the Summary Compensation Table below.

Deferred Compensation Plan

The Company has adopted two nonqualified plans that permit executive officers to defer current compensation, on a tax-deferred basis, for long term or retirement savings, one of which relates to deferrals made through December 31, 2004 and related earnings and the other of which relates to deferrals since January 1, 2005 and related earnings. Pursuant to the deferred compensation plans, participants have been allowed to defer all or a portion of their qualifying compensation. Under each plan, a book account is then maintained for each such executive officer in which there is an accounting of the amount of compensation deferred and deemed earnings on those amounts based upon the participant’s selection of various available investment options. The Company has not made any matching funds or other contribution to any participant’s account. In accordance with the terms of each of the plans, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of our creditors and are not the property of the executive officer unless there is a change in control. This provides further incentive to the executive officer to drive future performance.

Section 409A of the Internal Revenue Code (the “Code”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements. Although we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective and have made appropriate modifications to the applicable plan, the statute and its regulations are complex and subject to further interpretation and uncertainty. Thus, it is possible that we will have to make additional adjustments to our nonqualified deferred compensation arrangements to comply with the applicable rules as further interpretations are issued.

Severance and Change in Control Benefits

Certain of the NEOs have employment agreements that provide for severance benefits in connection with certain employment terminations, with separate provisions that would govern a severance associated with a change in control. In particular, these contractual severance benefits are extended to David F. Dyer, the Chief Executive Officer and Jeffrey A. Jones, who served as Chief

Operating Officer during 2010 and through March 7, 2011. Because Mr. Jones retired voluntarily, these severance benefits were not triggered. The principal terms of Mr. Dyer’s and Mr. Jones’ employment agreement and the related provisions addressing severance benefits are described beginning on page 58 of this proxy statement.

The Company also offers reasonable severance benefits to all officers in order to attract and retain highly skilled management talent. Many other retailers offer comparable severance benefits. As a result, the Company has adopted a Vice President Severance Plan and an Executive Severance Plan which provide severance benefits upon certain terminations of employment. The plans are on file with the SEC, as required, and their material terms are summarized on page 62 of this proxy statement.

None of these severance benefits provide for payment of excise tax gross-ups.

Tally Sheets

With respect to fiscal 2010 compensation, the Committee utilized tally sheets for all compensation and maximum potential payouts when approving compensation matters. Through the use of such tally sheets, the Committee reviewed all components of the compensation of our CEO, CFO, and other NEOs, including base salary and annual cash incentive compensation as well as long term equity based incentive compensation and accumulated realized and unrealized equity award gains.

Other Matters

Share Retention Guidelines; Hedging Prohibition

The Company has adopted stock ownership guidelines for all officers and directors, including the NEOs. Compliance with the ownership guidelines are reviewed regularly by the Committee. The current guidelines require executives to hold Company stock equal to the following values: (i) CEO — ownership equal to three times the prior year’s salary; (ii) other covered officers — ownership equal to one to two times prior year’s salary; and (iii) non-employee directors — ownership equal to three times the base annual retainer. The Company has established a retention ratio that requires officers and directors to retain and hold on a net after tax basis at least 25% of shares obtained as a result of a stock option exercise or the vesting of restricted shares until such time as the officer or director is in compliance with the guidelines.

Shares counted toward this requirement are based on shares owned outright as well as shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations) and the value of the gain on vested but unexercised in-the-money options as determined based on a closing price as of a set date. Unvested restricted shares and unvested options awarded under our stock incentive plan are not counted for these purposes. Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own.

Clawback Agreements

The Company has “Clawback” Agreements with the CEO and CFO. Under these Agreements, each executive is required to reimburse the Company for incentive compensation previously paid to the executive under any of the Company’s executive bonus programs if within two years from the date of payment of such incentive compensation, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any then applicable financial reporting requirement under the securities laws as a result of misconduct by the executive and/or gross negligence by the executive in failing to prevent the misconduct or if the executive is otherwise subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. The Committee believes that the officers who certify the Company’s financial reporting should not be unjustly enriched for prior reporting periods in the event of such a restatement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting certain compensation to any one NEO, other than the CFO, in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Committee pursuant to plans approved by our stockholders, the compensation is not included for purposes of arriving at the $1,000,000. For fiscal 2010, bonuses earned by the NEOs were paid out under the stockholder-approved Amended and Restated 2002 Omnibus Stock and Incentive Plan. Our Compensation Committee administered the bonus awards under the Omnibus Plan such that the payouts qualify for the “performance-based” exemption from the $1,000,000 limit. Thus, any bonus compensation paid to NEOs with respect to fiscal 2010 was fully tax-deductible. For fiscal 2011, bonus compensation will be paid out under the Amended and Restated Bonus Plan approved by stockholders at last year’s annual meeting.

Compensation realized from stock options granted under the Amended and Restated Chico’s FAS 2002 Omnibus Stock and Incentive Plan qualifies for the performance-based exemption under Section 162(m), and is, therefore, deductible. In addition, the Compensation Committee has administered the performance share awards to also qualify for the performance-based exemption; therefore, compensation realized from performance shares is deductible. Compensation realized from time-based vesting restricted stock grants, however, does not qualify for such an exemption. Thus, to the extent taxable compensation from restricted stock earnings in combination with salaries and certain other compensation elements for any NEO exceeds $1,000,000, such compensation will not be deductible.

The Company is permitted to and reserves the right to pay other amounts that are not tax deductible to meet the design goals of our executive compensation program. In any event, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Fiscal 2011 Compensation Framework

For fiscal 2011, the Company implemented the following changes in compensation arrangements for its executive officers.

For the most part, senior Company officers did not receive annual merit-based salary increases in 2011 because comparative data indicated that officer salaries were at or above the targeted 50th or 75th percentile. This is the third straight year that senior officers who were at or above the targeted percentile did not receive any merit-based annual salary increases. Three senior officers whose salaries were below the targeted percentile did, however, receive an increase to their base salaries as part of a market adjustment to bring them in line with targeted salary levels.

The Company also reduced the bonus levels at the threshold, target, and maximum levels for certain senior officers, including one of the NEOs, in its continuing efforts to align total direct compensation with its target of being at the 75th percentile of its Compensation Peer Group.

The Company awarded Mr. Dyer 100,000 performance shares of the Company’s stock in February 2011. The structure of this award is similar to the structure of Mr. Dyer’s 2009 and 2010 performance share awards. Under the 2011 performance share award, Mr. Dyer is eligible to earn from 0 to 133,333 shares, with a target of 100,000 shares, contingent upon the achievement of the 2011 RONA goals consistent with the Amended and Restated Bonus Plan. Any shares earned based on the achievement of such goals will vest in March 2012, contingent on Mr. Dyer’s continued employment through that date.

The performance share grant was made because, as cited on page 47, it is believed to create incentives for operational excellence as well as enhanced stockholder value. It also has the effect of increasing the alignment of the CEO’s and stockholders’ interests, and is consistent with the Company’s philosophy that executive compensation should be tied to Company performance.

The Company also awarded Mr. Dyer with 100,000 shares of restricted stock with a grant date of February 24, 2011, consistent with the company’s Policy on Granting Equity Awards. The restricted shares will vest 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date, and the balance on the third anniversary of the grant date. The shares were awarded as recognition of Mr. Dyer’s leadership through the Company’s rapid turnaround and financial success over the last two years.

For the 2011 annual equity grants, the Company added a performance threshold for awards to associates at the Executive Vice President level and above. In particular, 50% of the restricted stock awards granted in fiscal 2011 are contingent on the attainment of the threshold earnings per share goal in the Company’s 2011 management bonus plan. If the earnings per share threshold is not met, then 50% of the restricted stock awarded will be forfeited. Thus, the equity awarded is tied to Company performance further aligning the executives’ interests with the stockholders.

Otherwise, all compensation programs are largely unchanged from fiscal 2010.

Summary Compensation Table

The following table includes information concerning compensation for fiscal years 2008, 2009 and 2010 in reference to the NEOs, which includes the Company’s principal executive officer during fiscal year 2010, the Company’s principal financial officer, and the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred
	Fiscal		Bonus	Awards	Awards	Compen-	Compensation	All Other
Name and Principal	Year	Salary	(1) (2)	(3) (5)	(4) (5)	sation (6)	Earnings	Compensation
Position	Ended	(1) ($)	($)	($)	($)	($)	($)	(7) ($)	Total ($)

David F. Dyer,	01/29/2011	950,000	-	1,378,000	-	1,426,900	-	12,888	3,767,788
President and Chief	01/30/2010	950,000	-	431,000	1,186,701	1,662,500	-	24,104	4,254,305
Executive Officer	01/31/2009	65,769	-	-	-	-	-	-	65,769
Kent A. Kleeberger,	01/29/2011	550,000	-	1,175,771	138,901	660,880	-	11,833	2,537,385
Executive Vice	01/30/2010	550,000	-	-	-	770,000	-	8,447	1,328,447
President- Chief	01/31/2009	550,000	165,000	104,269	138,198	-	-	54,867	1,012,334
Operating Officer and Chief Financial Officer
Donna M. Colaco,	01/29/2011	625,000	-	2,030,000	208,352	754,250	-	18,711	3,636,313
Brand President-White	01/30/2010	625,000	-	-	-	875,000	-	7,367	1,507,367
House | Black Market	01/31/2009	625,000	186,250	156,400	207,296	-	-	18,286	1,193,232
Cynthia S. Murray,	01/29/2011	623,077	-	2,030,000	208,352	600,148	-	23,732	3,485,309
Brand President- Chico’s	01/30/2010	565,385	100,000	129,300	220,787	791,538	-	56,585	1,863,595
Jeffrey A. Jones,	01/29/2011	550,000	-	367,471	138,901	660,880	-	13,559	1,730,811
Executive Vice President, Chief	01/30/2010	518,269	-	86,200	176,629	725,577	-	24,572	1,531,247
Operating Officer*

*	Retired from the Company in March 2011.

(1)	Mr. Dyer, Mr. Kleeberger, Ms. Colaco and Ms. Murray contributed a portion of his or her compensation to the Company’s 401(k) savings plan.

(2)	The amounts in this column consist of discretionary bonuses awarded (including sign-on bonus in the case of Ms. Murray in fiscal 2009), which were linked to an assessment of the individual executive officer’s performance, responsibilities and expected future contribution. The manner in which discretionary bonuses are determined and awarded is discussed in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Bonuses.” The particular discretionary bonuses were accrued as an expense in the respective fiscal year, even though such discretionary bonuses were computed and actually paid following the end of the respective fiscal year. The amounts for Mr. Kleeberger and Ms. Colaco reflect guaranteed bonus payments in the amounts of $165,000 and $186,250, respectively for fiscal 2008.

(3)	The amounts included in the “Stock Awards” column for fiscal 2010, fiscal 2009, and fiscal 2008 represent the aggregate grant date fair value of restricted stock and performance-based shares/units granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For Mr. Dyer, the amount represents a performance-based award with a target of 100,000 shares and which was eligible for up to an additional 33,333 shares contingent on certain company-specific performance measures. Based on the Company’s performance in fiscal 2010, Mr. Dyer earned 133,333 shares, the maximum number of shares possible under this award which is valued for purposes of this table at $1,837,329. For Mr. Kleeberger, Ms. Colaco, and Ms. Murray amounts in this column include the grant-date fair value of a special retention grant of restricted stock, as discussed on page 47. Also, amounts in this column for Mr. Kleeberger, Ms. Colaco, Ms. Murray and Mr. Jones include the value of the performance-based restricted stock units, as discussed on page 47, based upon the probable outcome of the performance condition as of the award’s grant date. For a discussion of the valuation of stock awards, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011 (fiscal 2010). See the Grants of Plan-Based Awards Table for information on restricted stock/units granted in fiscal 2010. The amounts included in the “Stock Awards” column for fiscal 2010 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(4)	The amounts included in the “Option Awards” column for fiscal 2010, fiscal 2009, and fiscal 2008 represent the aggregate grant date fair value of stock options granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For a discussion of valuation assumptions, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011 (fiscal 2010). See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2010. The amounts included in the “Option Awards” column for fiscal 2010 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(5)	The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price fluctuations, the vesting terms of the award and the NEO’s continued employment.

(6)	The amounts in this column consist of annual incentive bonus payments earned by each of the NEOs earned based on company performance in fiscal 2010, fiscal 2009 and fiscal 2008. See “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though a portion of such bonuses were computed and paid following the end of the respective fiscal year.

(7)	The amounts in this column consist of the Company’s matching contributions to its 401(k) savings plan on behalf of the NEOs, group term life insurance premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, and relocation expenses during the fiscal year, if applicable.

For Ms. Murray, of the $56,585 included in this column for fiscal 2009, $55,343 related to relocation expenses. For Mr. Kleeberger, of the $54,867 included in this column for fiscal 2008, $52,545 related to relocation expenses.

Fiscal Year Grants of Plan Based Awards

The following table sets forth certain information with respect to the equity and non-equity awards granted during or for the fiscal year ended January 29, 2011 to each of our executive officers listed in the Summary Compensation Table.

									All Other	All other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number	or Base	Fair Value
		Compensation	Under Non-Equity			Under Equity			Shares of	of Securities	Price of	of Stock
		Committee	Incentive Plan Awards(1)(2)			Incentive Plan Awards(3)			Stock or	Underlying	Option	and Option
		Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (4)	(#) (5)	($/Sh)	($)(6)

David F. Dyer	N/A	N/A	237,500	950,000	1,662,500

	February 25, 2010	February 22, 2010				25,000	100,000	133,333				1,378,000

Kent A. Kleeberger	N/A	N/A	110,000	440,000	770,000

	February 25, 2010	February 22, 2010				7,500	30,000	30,000				413,400

	February 25, 2010	February 22, 2010							6,667			91,871

	August 19, 2010	June 23, 2010							75,000			670,500

	February 25, 2010	February 22, 2010								20,000	13.78	138,901

Donna M. Colaco	N/A	N/A	125,000	500,000	875,000

	February 25, 2010	February 22, 2010				10,000	40,000	40,000				551,200

	February 25, 2010	February 22, 2010							10,000			137,800

	August 19, 2010	June 23, 2010							150,000			1,341,000

	February 25, 2010	February 22, 2010								30,000	13.78	208,352

Cynthia S. Murray	N/A	N/A	124,615	498,462	872,308

	February 25, 2010	February 22, 2010				10,000	40,000	40,000				551,200

	February 25, 2010	February 22, 2010							10,000			137,800

	August 19, 2010	June 23, 2010							150,000			1,341,000

	February 25, 2010	February 22, 2010								30,000	13.78	208,352

Jeffrey A. Jones	N/A	N/A	110,000	440,000	770,000

	February 25, 2010	February 22, 2010				5,000	20,000	20,000				275,600

	February 25, 2010	February 22, 2010							6,667			91,871

	February 25, 2010	February 22, 2010								20,000	13.78	138,901

(1)	These columns show the range of aggregate payouts targeted for fiscal 2010 performance under the Chico’s FAS, Inc. Cash Bonus Incentive Plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the aggregate amount that would have been payable to the executive officer if the Company were to have achieved just the minimum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the targeted performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the maximum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The actual cash incentive bonus payments for fiscal 2010 performance paid pursuant to the Cash Bonus Incentive Plan were computed and paid based on the extent to which each NEO achieved the respective performance measure targets established for that officer, as more particularly described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Each NEO earned an incentive bonus between the target and maximum amounts listed in the table under the Company’s Cash Bonus Incentive Plan during fiscal 2010.

(3)	These columns include performance-based awards granted in fiscal 2010 under the Omnibus Plan. Mr. Dyer’s award was a performance-based stock award granted in fiscal 2010 whereby Mr. Dyer was eligible to receive from 0 to 133,333 shares, with a target of 100,000 shares contingent upon the achievement of certain company-specific performance measures over the one-year period ended January 29, 2011. Based on the Company’s performance in fiscal 2010, it was determined that Mr. Dyer earned 133,333 shares, the maximum number of shares possible under this award. The 133,333 shares will vest on March 4, 2012, contingent on Mr. Dyer’s continued employment through that date.

For Mr. Kleeberger, Ms. Colaco, Ms. Murray and Mr. Jones, these columns include amounts for a performance-based restricted stock unit award whereby each of Mr. Kleeberger, Ms. Colaco, Ms. Murray and Mr. Jones are eligible to earn shares, contingent upon the achievement of the Company’s earning $1.00 per diluted share in fiscal 2011. The exact number of shares earned, if any, is dependent on the level of achievement of the stated performance measure within the stated period. Any shares earned based on the achievement of such goals will vest two years from the date of grant.

(4)	Restricted stock granted under the Omnibus Plan is described in the Outstanding Equity Awards at Fiscal Year-End Table below. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(5)	Stock options granted under the Omnibus Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. The stock options granted to the NEOs in fiscal 2010 have a 10-year term and vest annually in equal thirds beginning on the first anniversary of the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

(6)	The amounts in this column represent the full aggregate grant date fair value of each award, computed in accordance with accounting guidance. For a discussion of the valuation of stock awards and valuation assumptions for option awards, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2011 (fiscal 2010).

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the executive officers listed in the Summary Compensation Table as of January 29, 2011. Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
	Option Awards							Awards:	Market or
			Equity					Number of	Payout
			Incentive Plan					Unearned	Value of
			Awards:			Number of	Market	Shares,	Unearned
			Number of			Shares or	Value of	Units	Shares,
	Number of	Number of	Securities			Units of	Shares or	or Other	Units or
	Securities	Securities	Underlying			Stock That	Units of	Rights That	Other
	Underlying	Underlying	Unexercised	Option	Option	Have Not	Stock That	Have Not	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Expiration	Vested (#)	Have Not	Vested (#)	Have Not
	Options (#)	Options (#) (1)	Options (#)	Price ($)	Date	(2)	Vested($)	(3)	Vested ($)
Name	Exercisable	Unexercisable

David F. Dyer	10,000	-		20.17	3/5/2017	233,333	2,575,996
	10,000	-		24.58	6/26/2017
	-	133,334		4.31	3/4/2016
	-	133,334		5.39	3/4/2016
	-	133,334		6.47	3/4/2016
Kent A. Kleeberger	40,000	-		10.49	12/7/2017	2,223	24,542
	13,333	6,667		7.42	3/7/2018	6,667	73,604
	40,000	20,000		2.74	11/26/2018	6,667	73,604
	-	20,000		13.78	2/25/2020	75,000	828,000	30,000	331,200
Donna M. Colaco	30,000	-		14.86	9/7/2017	3,334	36,807
	20,000	10,000		7.42	3/7/2018	10,000	110,400
	60,000	30,000		2.74	11/26/2018	10,000	110,400
	-	30,000		13.78	2/25/2020	150,000	1,656,000	40,000	441,600
Cynthia S. Murray	33,333	66,667		4.31	3/4/2019	20,000	220,800
	-	30,000		13.78	2/25/2020	10,000	110,400
						150,000	1,656,000	40,000	441,600
Jeffrey A. Jones	-	40,000		4.31	3/4/2019	10,000	110,400
	-	20,000		13.78	2/25/2020	6,667	73,604	20,000	220,800

(1)	All options listed above vest at a rate of 33 1/3% per year over the first three years of the option term, beginning on the one year anniversary of the date of grant, with the exception of Mr. Jones’ 40,000 unexercisable options, which original award vested at a rate of 50% each year over a 2-year period.

(2)	All awards represent awards of restricted stock with the exception of Mr. Dyer’s 233,333 shares which are performance-based shares. The 233,333 shares shown in this table represent 133,333 shares earned by Mr. Dyer as a result of the Company’s performance in fiscal 2009 and an additional grant in fiscal 2010 of a target of 100,000 shares contingent on certain company-specific performance measures. Based on the Company’s performance in fiscal 2010, Mr. Dyer earned 133,333 shares and the additional 33,333 shares earned by Mr. Dyer were issued in early fiscal 2011. All shares earned by Mr. Dyer will vest on March 4, 2012, contingent on Mr. Dyer’s continued employment through that date. All restricted stock vests at the rate of 33 1/3% per year beginning on the one year anniversary of the date of grant except as follows: 1) the unvested shares of 75,000, 150,000 and 150,000 shares for Mr. Kleeberger, Ms. Colaco and Ms. Murray, respectively, vest over a 5 year period from the date of grant with no vesting in years 1 and 2, 20% vesting on the three year anniversary of the date of grant, 20% vesting on the fourth year anniversary of the date of grant and 60% vesting on the fifth year anniversary of the date of grant and 2) the 10,000 unvested shares for Mr. Jones which original grant had vesting of 50% each year over a 2-year period.

(3)	Represents the target number of performance-based restricted stock units granted multiplied by $11.04, the Company’s stock price at the end of the fiscal year.

Fiscal Year Options Exercised and Stock Vested

The following table sets forth stock options exercised and restricted stock vested during the fiscal year ended January 29, 2011 with respect to the executive officers listed in the Summary Compensation Table. The dollar figures in the table below reflect the value on the exercise date for Option Awards and the vesting date for Stock Awards.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares Acquired	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

David F. Dyer(1)	199,998	1,279,987	834	12,568
Kent A. Kleeberger(2)	-	-	17,223	216,253
Donna M. Colaco(3)	-	-	16,667	199,801
Cynthia S. Murray(4)	-	-	10,000	143,200
Jeffrey A. Jones(5)	40,000	300,800	10,000	143,200

(1)	Mr. Dyer exercised a total of 199,998 stock options during fiscal 2010 with the value realized equal to the difference between the fair market value of common stock on the date of exercise and the grant prices, multiplied by the number of shares acquired on exercise. On March 9, 2010, 834 of the restricted shares he held, which were granted in respect of his service as a non-employee director, vested, with a market price of $15.07 on that date.

(2)	Mr. Kleeberger did not exercise any stock options during the fiscal year ended January 29, 2011. On March 7, 2010, 2,222 of the restricted shares he held vested, with a market price of $14.72 on that date. On November 26, 2010, 6,667 of the restricted shares he held vested, with a market price of $12.08 on that date. On December 7, 2010, 8,334 of the restricted shares he held vested, of which 2,205 were sold to satisfy tax withholding obligations, with a market price of $12.36 on that date.

(3)	Ms. Colaco did not exercise any stock options during the fiscal year ended January 29, 2011. On March 7, 2010, 3,333 of the restricted shares she held vested, of which 882 were sold to satisfy tax withholding obligations, with a market price of $14.72 on that date. On September 7, 2010, 3,334 of the restricted shares she held vested, of which 1,116 shares were sold to satisfy tax withholding obligations, with a market price of $8.98 on that date. On November 26, 2010, 10,000 of the restricted shares she held vested, of which 3,345 shares were sold to satisfy tax withholding obligations, with a market price of $12.08 on that date.

(4)	Ms. Murray did not exercise any stock options during the fiscal year ended January 29, 2011. On March 4, 2010, 10,000 of the restricted shares she held vested, of which 2,645 were sold to satisfy tax withholding obligations, with a market price of $14.32 on that date.

(5)	Mr. Jones exercised 40,000 stock options during fiscal 2010 with the value realized equal to the difference between the fair market value of common stock on the date of exercise and the grant price, multiplied by the number of shares acquired on exercise. On March 4, 2010, 10,000 of the restricted shares he held vested, with a market price of $14.32 on that date.

Fiscal Year Retirement Benefits

The Company does not maintain any pension benefit plan for any of its employees, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those accruing as a result of contributions made under the Company’s 401(k)/profit sharing plan.

Fiscal Year Nonqualified Deferred Compensation

As described on page 49, the Company maintains two separate nonqualified deferred compensation plans. None of our NEOs participated in our Deferred Compensation Plan in fiscal 2010 and none have elected to participate in our Deferred Compensation Plan in fiscal 2011.

Employment Agreements for Named Executive Officers

David F. Dyer.  Mr. Dyer, who currently serves as President and Chief Executive Officer, is subject to an at-will employment offer letter dated January 7, 2009, as amended March 5, 2009. The offer letter contemplates an annual base salary and certain other benefits. Mr. Dyer’s current base salary is $950,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Dyer is also eligible for an annual bonus under the Company’s Amended and Restated Bonus Plan. In particular, for fiscal 2011, Mr. Dyer’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 25% of his base salary, a target bonus equal to 100% of his base salary and a maximum bonus equal to 175% of his base salary.

In March 2009, February 2010 and again in February 2011, Mr. Dyer was awarded certain performance shares. Each performance share award sets the target number of shares at 100,000 shares (with a maximum of 133,333 shares and a minimum of zero shares) and the opportunity to earn the performance shares is contingent upon the achievement of return on net assets performance measures and goals over a one year period, with vesting under each grant occurring on March 4, 2012 (subject to continued service). With respect to the performance share grants in both fiscal 2009 and 2010, Mr. Dyer earned the maximum number of shares totaling 133,333 for each grant. With respect to the performance share grant for fiscal 2011, the grant sets the target number of shares at 100,000 (with a maximum of 133,333 shares and a minimum of zero shares) contingent upon the achievement of return on net assets performance measures over a one year period. The percentage of the target number of performance shares that Mr. Dyer will be eligible to earn, subject to his continued employment, is to be determined pursuant to the following table, based upon the Company’s fiscal 2011 return on net assets exceeding the specified percentage thresholds:

Fiscal 2011
Return on Net Assets	Percentage of Target

≥ 31.5%	133%
≥ 31.0%	125%
≥ 29.7%	100%
≥ 27.8%	75%
≥ 26.0%	50%
≥ 23.4%	25%
< 23.4%	0%

Mr. Dyer also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

The employment offer letter also provides for certain restrictive covenants which, if violated, can result in immediate forfeiture of any unvested equity grants and the cancellation of all then outstanding option grants and claw-back of any option exercises occurring in the six months prior to such violation. Forfeiture of equity grants and option gains may also be triggered in the event grounds for a “cause” termination are uncovered during a severance period.

Mr. Dyer is also a party to a “clawback” agreement with the Company as more fully described on page 50.

A description of potential post employment payments payable to Mr. Dyer appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Kent A. Kleeberger.  Mr. Kleeberger, who currently serves as Executive Vice President-Chief Operating Officer and Chief Financial Officer, is subject to an at-will employment offer letter dated October 8, 2007. The offer letter contemplates an annual base salary and certain other benefits. Mr. Kleeberger’s current base salary is $550,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Kleeberger is also eligible for an annual bonus under the Company’s Amended and Restated Bonus Plan. In particular, for fiscal 2011, Mr. Kleeberger’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 17.5% of his base salary, a target bonus equal to 70% of his base salary and a maximum bonus equal to 122.5% of his base salary. In 2007, consistent with the terms of the offer letter, he received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Mr. Kleeberger also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Pursuant to his offer letter agreement, Mr. Kleeberger was guaranteed and was paid minimum bonuses equal to 60% of salary earned with respect to the Fall 2007 and Spring 2008 bonus periods.

Mr. Kleeberger is a party to a “clawback” agreement with the Company as more fully described on page 50.

A description of potential post employment payments payable to Mr. Kleeberger appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Donna M. Colaco.  Ms. Colaco, who currently serves as Brand President-White House | Black Market, is subject to an at-will employment offer letter dated July 19, 2007. The offer letter contemplates an annual base salary and certain other benefits. Ms. Colaco’s current base salary is $650,000 and is subject to further increases as set from time to time by the Board of Directors. Ms. Colaco is also eligible for an annual bonus under the Company’s Amended and Restated Bonus Plan. In particular, for fiscal 2011, Ms. Colaco’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. In 2007, consistent with the terms of the offer letter, she received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Colaco also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Pursuant to her offer letter agreement, Ms. Colaco was guaranteed and was paid minimum bonuses equal to 60% of salary earned with respect to the Fall 2007 and Spring 2008 bonus periods.

A description of potential post employment payments payable to Ms. Colaco appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Cynthia S. Murray.  Ms. Murray, who currently serves as Brand President-Chico’s, is subject to an at-will employment offer letter dated January 29, 2009. The offer letter contemplates an annual base salary and certain other benefits. Ms. Murray’s current base salary is $650,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. Ms. Murray is also eligible for an annual bonus under the Company’s Amended and Restated Bonus Plan. In particular, for fiscal 2011, Ms. Murray’s aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to

140% of her base salary. In 2009, consistent with the terms of the offer letter, she received a sign on bonus and certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Murray also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Ms. Murray appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Jeffrey A. Jones.  Mr. Jones, who served as Executive Vice President-Chief Operating Officer and was subject to an at-will employment offer letter dated February 11, 2009, retired from the Company effective March 4, 2011. During fiscal 2010, Mr. Jones’ annualized base salary was $550,000 and, consistent with his offer letter, he participated in the Company’s Cash Bonus Incentive Plan and was awarded certain equity-based awards. Upon Mr. Jones’ retirement, no post employment payments were made nor are any such payments expected to be made. Nevertheless, as required, a description of potential post employment payments that would have been payable to Mr. Jones, if the respective termination events had occurred on January 29, 2011, appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Potential Payments Upon Termination or Change in Control for Named Executive Officers

The section below describes the payments that may be made to NEOs upon termination of their employment, pursuant to individual agreements or otherwise.

David F. Dyer

Pursuant to his employment letter agreement, if Mr. Dyer’s employment had been terminated by the Company within the first year of his employment without “Cause” (as described below), Mr. Dyer would generally have been entitled to receive, among other benefits, payments equal to the sum of two times his base salary and target bonus, payable in monthly installments over two years, subject to the execution of a general release of claims against the Company. At this point, because Mr. Dyer’s employment continued through the first year anniversary (i.e., January 7, 2010), if Mr. Dyer’s employment by the Company is terminated without Cause, Mr. Dyer would generally be entitled to receive, among other benefits, payments equal to the sum of his base salary and target bonus, payable in monthly installments over one year, subject to the execution of a general release of claims against the Company. Mr. Dyer would also be entitled to receive the following, upon termination of employment by the Company without Cause: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term, (ii) a pro-rated bonus for the applicable bonus period based on actual performance that would otherwise have been payable, payable after year-end results are measured, (iii) a pro-rata number of performance shares based on the shares that would have been earned at the end of the original performance period, pro-rated based on the time worked through the termination date, payable as soon as possible after the end of the performance period, (iv) continued health insurance coverage until age 67, provided that Mr. Dyer pays both the employee and employer portion of premiums post-termination, which benefits expire when and if Mr. Dyer obtains similar benefits from another employer, and (v) all other benefits to be continued for one year post-termination.

In the event of a “Change in Control” (as described below) where Mr. Dyer’s employment is involuntarily terminated without Cause, or where Mr. Dyer voluntary terminates his employment with “Good Reason” (as described below), in either case, within two years of such Change in Control, Mr. Dyer would be entitled to receive, in lieu of the benefits described in the preceding paragraph, among other benefits, an amount equal to the sum of his base salary and the target bonus, payable in a lump sum, subject to the execution of a general release of claims against the Company. In this event, Mr. Dyer would also be entitled to: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term and (ii) vesting of performance shares in full (which occurs on a Change in Control regardless of whether termination of employment occurs) and payment of performance shares within sixty days of termination of employment.

In the event of his termination of employment due to death or permanent disability, Mr. Dyer or his beneficiaries are entitled to the following: (i) payment of all accrued but unpaid compensation; (ii) a pro-rata vesting of stock options based on the amount of time worked through Mr. Dyer’s last date of employment, with Mr. Dyer or his beneficiaries being allowed to exercise any vested options for one year after his death or permanent disability or the remaining term of the options, whichever is less, and (iii) continued health insurance coverage until age 67 (or, in the case of death, until Mr. Dyer would have reached age 67), such benefits to be mitigated by similar benefits provided by any new employer; and (iv) all other benefits continued for one year post-termination.

For purposes of Mr. Dyer’s employment letter agreement, the term “Cause” means the occurrence of any of the following: (i) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any felony; (ii) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any crime related to his employment by the Company, but specifically excluding traffic offenses; (iii) Mr. Dyer’s continued willful neglect of, refusal to perform, or gross negligence concerning, his duties, or engaging in willful misconduct in the performance of his duties, which has a material adverse affect on the Company; (iv) Mr. Dyer’s willful failure to take actions that are permitted by law and necessary to implement policies of the Company’s Board of Directors which the Board of Directors has communicated to Mr. Dyer in writing, provided that minutes of a Board of Directors meeting that are provided to or made available to Mr. Dyer shall be deemed communicated to Mr. Dyer; (v) Mr. Dyer’s material breach of the terms of his employment letter agreement; or (vi) drug or alcohol abuse by Mr. Dyer, but only to the extent that such abuse has an obvious and material adverse affect on the Company or on the performance of Mr. Dyer’s duties and responsibilities under his employment letter agreement; provided; however, that Cause shall not be found in any of the circumstances set forth above (other than in subparagraph (1) or (2) above or where the basis for the Cause determination is incapable of being cured) unless the relevant act or failure to act is not cured by Mr. Dyer within ten (10) business days after the Company gives him written notice setting out a clear description of the circumstances alleged by the Company to constitute Cause.

For purposes of Mr. Dyer’s employment letter agreement, the term “Good Reason” means the occurrence of any of the following events, unless such events are corrected in all material respects by the Company within 30 days of Mr. Dyer’s written notification to the Company that he intends to terminate his employment for “Good Reason” (provided that such notice is given within 90 days of the initial existence of the condition): (i) any material reduction in Mr. Dyer’s current titles or positions, or a material reduction in Mr. Dyer’s then current duties or responsibilities or (ii) Mr. Dyer’s failure to be re-elected or re-appointed to the Company’s Board of Directors.

For purposes of Mr. Dyer’s employment letter agreement, the term “Change in Control” means (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; (b) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or (d) the sale or disposition of all or substantially all of the Company’s assets.

If, at the time of his separation from service, Mr. Dyer is a “specified employee,” payments shall be delayed six months to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code.

Jeffrey A. Jones

As previously discussed, Mr. Jones retired from the Company effective March 4, 2011. The following discussion of Mr. Jones’ employment letter agreement describes the hypothetical payments that would have been triggered upon a termination or change in control as of the end of the 2010 fiscal year at a time when Mr. Jones was still actively employed by the Company. However, as a result of Mr. Jones’ recent voluntary retirement, such post employment payment obligations are no longer applicable or in effect.

Pursuant to his employment letter agreement, in the event of a “Change in Control” (as described above in the section concerning Mr. Dyer’s employment agreement) under circumstances where Mr. Jones voluntarily terminated his employment with “Good Reason” (as described below) within two years of such Change in Control, Mr. Jones would have been entitled to receive, among other benefits, an amount equal to the sum of his base salary, payable in a lump sum, subject to the execution of a general release of claims against the Company. In this event, Mr. Jones would also have been entitled to: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of one year following termination of employment or expiration of its respective term and (ii) vesting of restricted shares in full with delivery of such shares within sixty days of termination of employment. Other than in the event of a “Change in Control”, Mr. Jones’ employment agreement did not provide for any benefits should Mr. Jones be terminated either voluntarily or involuntarily.

For purposes of Mr. Jones’ employment letter agreement, the term “Good Reason” meant the occurrence of any of the following events: (i) any material reduction in Mr. Jones’ then current titles or positions, or a material reduction in Mr. Jones’ then current duties or responsibilities or (ii) if Mr. Dyer is no longer employed as Chief Executive Officer of the Company.

If, at the time of his separation from service, Mr. Jones had been a “specified employee,” payments would have been delayed six months to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code.

Other Named Executive Officers

General

Effective October 1, 2007, the Company put into effect a formal executive severance plan for certain eligible officer employees, including the Company’s NEOs who are not covered by superseding provisions in their respective employment agreements. On March 1, 2008, the Company’s executive severance plan was amended to cover only executive vice presidents and senior vice presidents and, at the same time a separate vice president severance plan was adopted to cover vice presidents not covered by the executive severance plan. The division of the severance plan into two separate plans was largely to limit a “good reason” termination trigger to executive vice presidents and senior vice presidents and to clarify that the officers covered by the vice president severance plan would not be subject to any six month waiting period for the payment of severance benefits. Because the NEOs other than Mr. Dyer, are currently covered by the version of the executive severance plan that was effective as of March 1, 2008, the following description of the executive severance plan is based on the executive severance plan as revised, effective March 1, 2008.

Of the NEOs, Mr. Kleeberger, Ms. Colaco, and Ms. Murray are covered by the executive severance plan. The executive severance plan provides for the payment of certain benefits to certain of the Company’s senior executives, including Mr. Kleeberger, Ms. Colaco, and Ms. Murray, upon terminations of employment from the Company. The purpose of the executive severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who terminate for good reason. Furthermore, the executive severance plan provides benefits to senior executives who, following a change in control as defined in the executive severance plan, have not been offered employment comparable to that which the Company provided prior to the change in control.

The executive severance plan provides for the following severance benefits:

•	A cash payment equal to 12 months of the senior executive’s annual base salary.

•	A cash payment equal to the senior executive’s prorated bonus, if earned, for the year in which the termination occurs.

•	Provided that the senior executive properly elects continued health care coverage under applicable law, the Company will fully subsidize the COBRA premium cost for a period of up to 12 months.

•	Reimbursement for documented outplacement assistance expenses incurred during the 12 months following the qualifying termination of employment.

•	Release from any obligation to otherwise repay any sign-on bonus or relocation benefit.

The provision of severance benefits under the executive severance plan is conditioned upon the executive executing an agreement and release which includes, among other things, one-year non-competition and non-solicitation restrictive covenants, a non-disclosure covenant, a non-disparagement covenant as well as a release of claims against the Company. For a terminated executive who falls within the definition of a “specified employee” (as defined in Section 409A of the Internal Revenue Code), no severance payment shall be made before the date which is six months after the date of termination of employment.

Each of Mr. Kleeberger, Ms. Colaco, and Ms. Murray is eligible to receive certain post-employment payments as indicated below in accordance with the Company’s above-described executive severance plan (payment of which is conditioned upon entry into the above described letter agreement and release under the executive severance plan) and, in certain cases, under the Omnibus Plan.

Potential Payments Upon Termination

The following table shows the potential payments upon termination for our NEOs as if the respective termination events had occurred on January 29, 2011:

	Cash	Equity	Health	Other	Excise Tax
Name and Termination Scenarios	Severance (1)	(2)	Benefits (3)	Benefits (4)	Gross Up	Total

David F. Dyer
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	-	-	-	-	N/A	-
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	5,204,004	-	-	N/A	5,204,004
w/o Good Cause (Involuntary)	3,326,900	3,469,336	-	23,000	N/A	6,819,236
Change in Control	1,900,000	4,450,667	-	23,000	N/A	6,373,667
Kent A. Kleeberger
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,210,880	-	12,473	-	N/A	1,223,353
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	1,592,149	-	-	N/A	1,592,149
w/o Good Cause (Involuntary)	1,210,880	-	12,473	23,000	N/A	1,246,353
Change in Control	1,210,880	1,757,749	-	-	N/A	2,968,629
Donna M. Colaco
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,379,250	-	12,473	-	N/A	1,391,723
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	2,769,207	-	-	N/A	2,769,207
w/o Good Cause (Involuntary)	1,379,250	-	12,473	23,000	N/A	1,414,723
Change in Control	1,379,250	2,990,007	-	-	N/A	4,369,257
Cynthia S. Murray
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,225,148	-	12,473	-	N/A	1,237,621
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	2,660,200	-	-	N/A	2,660,200
w/o Good Cause (Involuntary)	1,225,148	-	12,473	23,000	N/A	1,260,621
Change in Control	1,225,148	2,881,000	-	-	N/A	4,106,148
Jeffrey A. Jones
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	-	-	-	-	N/A	-
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	453,204	-	-	N/A	453,204
w/o Good Cause (Involuntary)	-	-	-	-	N/A	-
Change in Control	550,000	563,604	-	-	N/A	1,113,604

(1)	The cash severance associated with any termination other than Change in Control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Mr. Kleeberger, Ms. Colaco, and Ms. Murray, the cash severance associated with termination includes 12 months of salary and the earned bonus component for fiscal 2010. For Mr. Jones, the cash severance associated with termination following a Change in Control includes 12 months of salary. For Mr. Dyer, if termination of employment occurs not following a Change in Control, Mr. Dyer would also receive, payable in cash at the normal time cash bonuses are paid to other participants in the bonus plan, his bonus in respect of the fiscal year in which employment terminates, as if employment had continued, based on the Company’s performance for such fiscal year. If Mr. Dyer’s termination of employment is associated with a specified termination following a Change in Control, the cash severance would include a bonus amount equal to the target bonus for the applicable year, to be paid in a lump sum.

(2)	Stock option value assumes immediate exercise at $11.04/share at termination, which equals the Company’s stock price at the end of the 2010 fiscal year. Equity value for vesting of restricted stock also assumes $11.04/share. In the event of a Change in Control prior to the achievement of pre-established performance goals, performance-based restricted stock units will convert into time-vesting restricted stock units at 100% of the target level and prorated and may immediately become fully vested under certain conditions. In accordance with the Company’s Amended and Restated Chico’s FAS 2002 Omnibus Stock and Incentive Plan, stock options become 100% vested in the event of death, disability or change in control, as these events are defined in the Omnibus Plan. Although restricted stock awards do not automatically vest in the event of death or disability or change in control, the Compensation and Benefits Committee may, in its discretion, decide to accelerate such awards. The Company determined that it was appropriate to include amounts related to the potential accelerated vesting of restricted stock in this table to provide a comprehensive total of payments upon termination for death, disability or change in control.

(3)	Health benefits represents an estimate using monthly COBRA cost times 12 months, the period of income continuation, but is shown in the aggregate and not as a discounted present value. However, for Mr. Dyer, the amounts in the table are zero based on his employment letter agreement which indicates that the Company will continue health insurance following certain terminations of employment until age 67, but only if Mr. Dyer pays both the employee and employer portion of the premium.

(4)	Represents an estimate of maximum outplacement assistance.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

Certain Relationships and Related Party Transactions

During fiscal 2010, Director John Burden’s son-in-law, Adam Hinds, served as Director-Corporate Services for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s National Store Support Center facility as well as all non-merchandise purchasing. Mr. Hinds received a salary of $199,780 and a bonus of $60,014 for his services with the Company during fiscal 2010 and was awarded 3,000 stock options and 1,000 shares of restricted stock, each of which was scheduled to vest in 1/3 increments each year beginning on the first anniversary of the grant date. Mr. Hinds did not exercise any stock options in fiscal 2010. Mr. Burden’s service on the Board of Directors will end at the conclusion of our Annual Meeting in June.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation and Benefits Committee are John J. Mahoney, Betsy S. Atkins, Stephen E. Watson and Andrea M. Weiss. None of the members of the Compensation and Benefits Committee have at any time been an officer or employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 29, 2011, except that due to administrative errors by the Company, Mr. Kleeberger filed one late report relating to a restricted stock award (one transaction not timely reported), Mr. Jones filed one late report relating to a stock option exercise (one transaction not timely reported) and Mr. Eisenberg filed one late report relating to an open market purchase of stock (one transaction not timely reported).

SECURITY OWNERSHIP

The following tables set forth, as of April 15, 2011, the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO as defined under applicable SEC rules, (3) all directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address.

Stock Ownership of Directors and Executive Officers

	Current Beneficial	Shares Subject to	Total Beneficial	Percent
Directors/Executive Officers	Holdings (1)	Options (2)	Ownership (1)	of Class

David F. Dyer	689,164 (3)	220,001	909,165	*
Kent A. Kleeberger	189,869 (4)	106,666	296,535	*
Donna M. Colaco	241,630 (5)	130,000	371,630	*
Cynthia S. Murray	208,828 (6)	76,666	285,494	*
Jeffrey A. Jones	66,079	46,666	112,745	*
Verna K. Gibson	794,702 (7)	197,600	992,302	*
Ross E. Roeder	161,069 (8)	227,600	388,669	*
John W. Burden, III	71,119 (9)	50,000	121,119	*
Betsy S. Atkins	30,102 (10)	20,000	50,102	*
David F. Walker	40,119 (11)	30,000	70,119	*
John J. Mahoney	61,119 (12)	10,000	71,119	*
Andrea M. Weiss	27,165 (13)	—	27,165	*
Stephen E. Watson	7,282 (14)	—	7,282	*
All Directors and Executive Officers as a Group (19 persons)	2,860,017	1,849,198	4,709,215	2.6%

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Represents shares that may be acquired currently or within sixty days after April 15, 2011 through the exercise of stock options. The exercise price of options is the market price of Chico’s common stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of Chico’s common stock on the exercise date exceeds the price of the common stock on the grant date.

(3)	Includes 266,666 shares owned directly as restricted stock (which vest 100% on March 4, 2012 and which represent performance-based stock awards made on March 4, 2009 and February 25, 2010), 100,000 shares owned directly as restricted stock (which vest subject to attainment of performance goals for fiscal 2011 and which represent the 100,000 share performance-based stock award made on February 24, 2011) and 100,000 shares owned directly as restricted stock (which vest one-third each year beginning February 24, 2012 and which represent the 100,000 share restricted stock grant made on February 24, 2011).

(4)	Includes 6,667 shares owned directly as restricted stock (which vest 100% on November 26, 2011 and which represent the shares remaining unvested out of a 20,000 share restricted stock grant made on November 26, 2008), 4,445 shares owned directly as restricted stock (which vest 50% on February 25, 2012 and 50% on February 25, 2013 and which represent the shares remaining unvested out of a 6,667 share restricted stock grant made on February 25, 2010), 75,000 shares owned directly as restricted stock (which vest over a 5 year period from the date of grant with no vesting in years 1 and 2, 20% vesting on the third year anniversary of the date of grant, 20% vesting on the fourth year anniversary of the date of grant and 60% vesting on the fifth year anniversary of the date of grant and which represent the 75,000 share restricted stock grant made on August 19, 2010), 10,000 shares owned directly as restricted stock (which vest one-third each year beginning February 24, 2012 and which represent the 10,000 share restricted stock grant made on February 24, 2011) and 10,000 shares owned directly as restricted stock (which vest subject to attainment of performance goals for fiscal 2011 and any shares earned will vest one-third each year beginning on February 24, 2012).

(5)	Includes 10,000 shares owned directly as restricted stock (which vest 100% on November 26, 2011 and which represent the shares remaining unvested out of a 30,000 share restricted stock grant made on November 26, 2008), 6,667 shares owned directly as restricted stock (which vest 50% on February 25, 2012 and 50% on February 25, 2013 and which represent the shares remaining unvested out of a 10,000 share restricted stock grant made on February 25, 2010), 150,000 shares owned directly as restricted stock (which vest over a 5 year period from the date of grant with no vesting in years 1 and 2, 20% vesting on the third year anniversary of the date of grant, 20% vesting on the fourth year anniversary of the date of grant and 60% vesting on the fifth year anniversary of the date of grant and which represent the 150,000 share restricted stock grant made on August 19, 2010), 12,500 shares owned directly as restricted stock (which vest one-third each year beginning February 24, 2012 and which represent the 12,500 share restricted stock grant made on February 24, 2011) and 12,500 shares owned directly as restricted stock (which vest subject to attainment of performance goals for fiscal 2011 and any shares earned will vest one-third each year beginning on February 24, 2012).

(6)	Includes 10,000 shares owned directly as restricted stock (which vest 100% on March 4, 2012 and which represent the shares remaining unvested out of a 30,000 share restricted stock grant made on March 4, 2009), 6,667 shares owned directly as restricted stock (which vest 50% on February 25, 2012 and 50% on February 25, 2013 and which represent the shares remaining unvested out of a 10,000 share restricted stock grant made on February 25, 2010), 150,000 shares owned directly as restricted stock (which vest over a 5 year period from the date of grant with no vesting in years 1 and 2, 20% vesting on the third year anniversary of the date of grant, 20% vesting on the fourth year anniversary of the date of grant and 60% vesting on the fifth year anniversary of the date of grant and which represent the 150,000 share restricted stock grant made on August 19, 2010), and 12,500 shares owned directly as restricted stock (which vest one-third each year beginning February 24, 2012 and which represent the 12,500 share restricted stock grant made on February 24, 2011) and 12,500 shares owned directly as restricted stock (which vest subject to attainment of performance goals for fiscal 2011 and any shares earned will vest one-third each year beginning on February 24, 2012).

(7)	Includes 100,000 shares owned by an Individual Retirement Account, 135,069 shares owned by Ms. Gibson’s husband, 125,000 shares owned by Ms. Gibson’s grantor trusts and 125,000 shares owned by the grantor trusts of Ms. Gibson’s husband. In addition, includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represent the 10,074 share restricted stock grant made on June 24, 2010). Also includes 6,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 6,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, 7,970 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, and 4,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 23,970 shares held in these trusts for the grandchildren and in the UTMA account.

(8)	Includes 30,000 shares owned by an Individual Retirement Account and 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represent the 10,074 share restricted stock grant made on June 24, 2010).

(9)	Includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represent the 10,074 share restricted stock grant made on June 24, 2010).

(10)	Includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represent the 10,074 share restricted stock grant made on June 24, 2010).

(11)	Includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represent the 10,074 share restricted stock grant made on June 24, 2010).

(12)	Includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represents the 10,074 share restricted stock grant made on June 24, 2010).

(13)	Includes 10,074 shares owned directly as restricted stock (which vest 100% on June 24, 2011 and which represents the 10,074 share restricted stock grant made on June 24, 2010) and 4,046 shares owned directly as restricted stock (which vest 100% on June 23, 2011 and which represents the 4,046 share restricted stock grant made on November 19, 2010). 1,000 shares directly owned by Ms. Weiss are subject to a pledge in support of a margin account at a brokerage firm.

(14)	Includes 7,282 shares owned directly as restricted stock (which vest 100% on June 23, 2011 and which represents the 7,282 share restricted stock grant made on November 19, 2010).

Stock Ownership of Certain Beneficial Owners

	Amount and Nature of Beneficial	Percent of
Name of Beneficial Owner	Ownership (1)	Class

Frontier Capital Management Co., LLC	10,611,658 (2)	5.9%
99 Summer Street
Boston, MA 02110
BlackRock, Inc.	9,144,946 (3)	5.1%
(and other related entities)
40 East 52nd Street
New York, NY 10022

(1)	Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Based on information contained in Amendment No. 1 of Schedule 13G filed with the SEC on February 14, 2011 by Frontier Capital Management Co., LLC (“Frontier”). As reported in such filing, such shares are owned as follows: (i) 10,611,658 shares held by Frontier with respect to which it has sole dispositive power and (ii) 7,345,552 shares of which it has sole voting power.

(3)	Based on information contained in Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. has sole dispositive power and sole voting power over all 9,144,946 shares.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 5, 2011, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2012 ANNUAL MEETING

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders and included in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before January 3, 2012.

The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. ALEXANDER RHODES
Secretary

Dated: May 5, 2011

Appendix A

Chico’s FAS, Inc.

Second Amended and Restated
2002 Employee Stock Purchase Plan

As Approved February 22, 2011 and As Effective June 23, 2011

Chico’s FAS, Inc
Second Amended and Restated
2002 Employee Stock Purchase Plan

ARTICLE 1		A-1
Establishment, Purpose and Shares Covered		A-1
1.1	Plan Established	A-1
1.2	Purpose	A-1
1.3	Shares Covered; Annual Adjustment	A-1
1.4	Source of Shares	A-1
1.5	Section 423 Plan	A-1
ARTICLE 2		A-1
Definitions		A-1
2.1	Account	A-1
2.2	Board or Board of Directors	A-2
2.3	Code	A-2
2.4	Committee	A-2
2.5	Common Stock	A-2
2.6	Company	A-2
2.7	Compensation	A-2
2.8	Eligible Employee	A-2
2.9	Fair Market Value	A-2
2.10	Offering Period	A-2
2.11	Participant	A-2
2.12	Plan	A-2
2.13	Plan Administrator	A-3
2.14	Purchase Documents	A-3
2.15	Section 423	A-3
2.16	Securities Exchange Act of 1934	A-3
2.17	Shares	A-3
2.18	Subsidiary	A-3
ARTICLE 3		A-3
Administration		A-3
3.1	Committee	A-3
3.2	Organization	A-3
3.3	Power and Authority	A-3
3.4	No Liability; Indemnification	A-3
ARTICLE 4		A-4
Employees Eligible To Participate		A-4
4.1	General Eligibility Standards	A-4
4.2	Certain Exclusions	A-4

A-i

ARTICLE 5		A-4

Offering Periods; Purchase Price; Number of Shares Offered		A-4
5.1	Offering Periods	A-4
5.2	Number of Shares Available for Purchase	A-5
5.3	Purchase Price Generally	A-5
5.4	Alternative Purchase Price	A-5
5.5	Number of Shares Offered to Eligible Employees	A-5
ARTICLE 6		A-6
Participation and Payment		A-6
6.1	Election To Participate	A-6
6.2	No Revocation of Election	A-6
6.3	No Interest	A-6
6.4	Custodial Safekeeping Arrangement	A-6
6.5	Delivery of Certificates Representing Shares	A-7
6.6	Rights as Stockholder	A-7
6.7	Termination of Employment	A-7
6.8	Rights Not Transferable	A-7
ARTICLE 7		A-7
Payroll Deductions		A-7
7.1	Election of Payroll Deduction	A-7
7.2	Maintenance of Accounts	A-8
7.3	Use of Accounts To Purchase Common Stock	A-8
7.4	Withdrawals	A-8
ARTICLE 8		A-8
Miscellaneous		A-8
8.1	Stock Adjustments	A-8
8.2	Necessity for Delay	A-9
8.3	Term of Plan	A-9
8.4	Amendment of the Plan; Termination	A-9
8.5	Application of Funds	A-10
8.6	No Obligation to Participate	A-10
8.7	No Implied Rights to Employees	A-10
8.8	Withholding	A-10
8.9	Participants’ Personal Tax Responsibilities	A-10
8.10	Designation of Beneficiary	A-10
8.11	Choice of Law	A-10
8.12	Effective Date of Plan; Stockholder Approval	A-10

A-ii

Chico’s FAS, Inc.
Second Amended and Restated
2002 Employee Stock Purchase Plan

ARTICLE 1

Establishment, Purpose and Shares Covered

1.1 Plan Established.  Chico’s FAS, Inc. (the “Company”) previously established an employee stock purchase plan known as the Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan for the benefit of Eligible Employees, which was amended and restated effective April 1, 2004, as the Chico’s FAS, Inc. Amended and Restated 2002 Employee Stock Purchase Plan for the benefit of Eligible Employees. The Company hereby further amends and restates the Chico’s FAS, Inc. Amended and Restated 2002 Employee Stock Purchase Plan, effective June 23, 2011 (the “Plan”), which second amended and restated Plan shall be subject to the terms and conditions set forth herein.

1.2 Purpose.  The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with a convenient way to purchase the Company’s stock, in order to provide an incentive for their continued employment and to enhance such employees’ sense of participation in the affairs of the Company and interest in assuring the continued success of the Company.

1.3 Shares Covered; Annual Adjustment.  Subject to adjustment as provided in this Section 1.3 and elsewhere in the Plan, the maximum number of shares of Common Stock that may be offered under the Plan from and after April 1, 2011, is 1,890,199. On the first day of each new fiscal year of the Company thereafter, the aggregate number of shares that may be offered under the Plan shall be increased automatically by a number of shares equal to the least of (1) one hundred twenty percent (120%) of the total number of shares acquired pursuant to the Plan during the immediately preceding fiscal year, (2) 75,000 or (3) such lesser number of shares (which may be zero) as may be specified by the Board of Directors prior to the last day of such preceding fiscal year, which number shall be less than each of (1) and (2).

1.4 Source of Shares.  The shares subject to the Plan and issued under the Plan may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources.

1.5 Section 423 Plan.  It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition in the Plan, unless a different meaning is clearly required by the context.

ARTICLE 2

Definitions

The following words and terms as used in the Plan shall have the meanings set forth in this Article 2 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

2.1 “Account” shall mean the payroll deduction account maintained for an electing Eligible Employee as provided in Article 7.

2.2 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.

2.4 “Committee” shall mean the Compensation and Benefits Committee of the Board.

2.5 “Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.6 “Company” shall mean Chico’s FAS, Inc., a Florida corporation, and any successor.

2.7 “Compensation” shall mean an Eligible Employee’s regular salary and wages, overtime pay, bonuses and commissions (in all cases, before any reduction for elective contributions to any Code Section 401(k) or Code Section 125 Plan), but shall not include credits or benefits under the Plan, or any amount contributed by the Company to any pension, profit sharing or employee stock ownership plan, or any employee welfare, life insurance or health insurance plan or arrangement, or any deferred compensation plan or arrangement.

2.8 “Eligible Employee” shall mean any individual employed by the Company or any Subsidiary who meets the eligibility requirements and is not excluded under the limitations set forth in Article 4. The Committee shall have the sole power to determine who is and who is not an Eligible Employee.

2.9 “Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:

(a) if the Common Stock is publicly traded and is then listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Common Stock is listed, quoted or traded, its closing price on the date of determination as quoted on such exchange or system (or if more than one the principal exchange or system) on which the Common Stock is listed or admitted to trading, or if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Committee in good faith.

2.10 “Offering Period” shall mean any of the periods during which subscriptions for Shares may be tendered, as more particularly described in Section 5.1.

2.11 “Participant” shall mean an Eligible Employee who has become a participant in the Plan through the purchase of Shares in accordance with the provisions of the Plan.

2.12 “Plan” shall mean this Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan, effective June 23, 2011, as set forth herein and as amended from time to time.

2.13 “Plan Administrator” shall mean the Company’s Executive Vice President, Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.

2.14 “Purchase Documents” shall mean the documents as defined in Section 6.1.

2.15 “Section 423” shall mean Section 423 of the Code, or any amendment thereto, or any replacement or successor statute of similar import.

2.16 “Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.

2.17 “Shares” shall mean shares of the Common Stock.

2.18 “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.

ARTICLE 3

Administration

3.1 Committee.  The Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board of Directors. The Committee shall consist of not less than two (2) nor more than five (5) persons, each of whom shall be a member of the Board and a “Non-Employee Director” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934), and none of whom shall be eligible to participate under the Plan. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.

3.2 Organization.  The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. The acts of a majority of the Committee in meetings at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

3.3 Power and Authority.  Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion: (a) to determine the employees of the Company and its Subsidiaries who are eligible to participate in the Plan; (b) to determine the purchase price of the Common Stock being offered; and (c) to interpret the Plan, and to prescribe, amend and rescind rules and regulations with respect thereto. The interpretation and construction by the Committee of any provision of the Plan over which it has discretionary authority shall be final and conclusive. All actions and policies of the Committee shall be consistent with the qualification of the Plan at all times as an employee stock purchase plan under Section 423 of the Code.

3.4 No Liability; Indemnification.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 4

Employees Eligible To Participate

4.1 General Eligibility Standards.  Any person, including any officer but not a person who is solely a director, who is employed by the Company or any Subsidiary prior to January 31 of a given calendar year shall be eligible to participate on the first day of the March Offering Period for such calendar year and any person, including any officer but not a person who is solely a director, who is employed by the Company or any Subsidiary prior to July 31 of a given calendar year shall be eligible to participate on the first day of the September Offering Period, provided the person remains employed by the Company or any Subsidiary on the first day of the respective Offering Period. Notwithstanding the preceding, a person whose customary employment is for not more than five months in any calendar year shall not be permitted to participate in the Plan.

4.2 Certain Exclusions.  Notwithstanding any provision of the Plan to the contrary, no person shall be eligible to participate in the Plan, to subscribe for or purchase any Common Stock under the Plan if:

(a) immediately after the subscription, the person , together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, would own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (as determined in accordance with the provisions of Section 423(b)(3) of the Code);

(b) the subscription would provide the person rights to purchase shares under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (or such other limit as may be imposed by the Code), determined at the time such right to subscribe accrues, in respect of any calendar year in which such right to subscribe is outstanding at any time;

(c) the person provides services to the Company or any of its Subsidiaries as an independent contractor who is reclassified as a common law employee for any reason except for federal income and employment tax purposes;

(d) the subscription is otherwise prohibited by law; or

(e) the person’s employment is terminated for any reason prior to the time revocation or cancellation of participation in an Offering is prohibited under Section 6.2 (in which event such person no longer shall be an Eligible Employee and any previous subscription for Shares in such Offering Period shall be null and void).

ARTICLE 5

Offering Periods; Purchase Price; Number of Shares Offered

5.1 Offering Periods.  There shall be 19 Offering Periods under the Plan. The first Offering Period shall commence on September 1, 2011 and shall conclude on September 30, 2011. Thereafter, a separate Offering Period shall commence on the first day and conclude on the last day of the months of

March (the “March Offering Period”) and September (the “September Offering Period”) in each of the years 2012 through 2020, inclusive.

5.2 Number of Shares Available for Purchase.  Subject to the other terms and conditions of the Plan limiting the number of Shares which may be purchased hereunder, there shall be no limit on the aggregate number of Shares for which subscriptions may be made with respect to any particular Offering Period. The right of an Eligible Employee to subscribe for Shares in an Offering Period shall not accrue until the first day of that Offering Period.

5.3 Purchase Price Generally.  Unless the Committee acts to set the purchase price as provided in Section 5.4, the per Share purchase price applicable to an Offering Period shall be 85% of the Fair Market Value of the Common Stock on the last trading day immediately preceding the first day of the Offering Period.

5.4 Alternative Purchase Price.  The Committee, in its discretion, may decide not to set the per Share purchase price under Section 5.3 but instead to set the per Share purchase price for an Offering Period on an alternative basis, such per Share purchase price being equal to 85% of the lesser of:

(a) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first day of the Offering Period, or

(b) the Fair Market Value of the Common Stock on the last trading day immediately preceding the last day of the Offering Period.

Any decision to employ the alternative per Share purchase price determination under this Section 5.4 shall be made by the Committee not less than one month prior to the commencement of the Offering Period(s) to which the alternative purchase price procedure is to apply. The Committee shall notify Eligible Employees promptly of any decision to set the per Share purchase price pursuant to this Section 5.4.

5.5 Number of Shares Offered to Eligible Employees.

(a) Subscriptions shall be allowed for full Shares only. Any rights to subscribe for fractional shares of Common Stock shall be void and disregarded; and, any computation resulting in fractional shares shall be rounded down to the next lowest whole number of Shares.

(b) Notwithstanding the provisions of Section 5.5(a) and subject to the provisions of Sections 4.2(b) and 7.1, in any Offering Period, the maximum number of Shares that an Eligible Employee shall be entitled to subscribe for during an Offering Period shall be equal to $12,500 divided by the Fair Market Value of a Share of Common Stock on the first day of the Offering Period. No Eligible Employee shall be permitted to subscribe for fewer than ten (10) Shares.

(c) Notwithstanding the provisions of Section 8.1, no stock adjustment referred to therein shall operate to change from ten (10) the minimum number of Shares required to be subscribed for by an Eligible Employee in any Offering Period.

(d) If, with respect to any Offering Period, the aggregate Shares subscribed for by Eligible Employees computed in accordance with other provisions of the Plan exceed the number of Shares available for issuance under the Plan, the aggregate number of Shares covered by such subscriptions shall be reduced to such lower number of Shares as may be necessary to eliminate the over-subscription. Such reduction shall be effected in respect of the subscriptions of Eligible Employees participating in such Offering Period on a proportionate basis as equitably as possible; but, in no event shall such reduction result in a subscription for fewer than the minimum number of Shares or a subscription for fractional Shares. In the event of an over-subscription and cutback as provided in this Section 5.5(d), the Company shall refund any excess payments for subscribed Shares as soon as practicable after closing of the Offering Period.

ARTICLE 6

Participation and Payment

6.1 Election To Participate.

(a) In order to participate and purchase Common Stock during an Offering Period, an Eligible Employee desiring to become a Participant for such Offering Period must (1) establish a Payroll Deduction Account during the Offering Period prior to Offering Period for which the Eligible Employee intends to purchase Common Stock and (2) tender to the Plan Administrator cash (in such manner as required by the Plan Administrator, in its discretion) for the full purchase price for the Shares the Eligible Employee desires to purchase for such Offering Period (less any amount to be withdrawn from such Eligible Employee’s Payroll Deduction Account pursuant to Section 7.3) at any time before the conclusion of the Offering Period. Such Eligible Employee will become a Participant upon acceptance by the Company of the consideration for the Shares being purchased under the Plan immediately after the close of the Offering Period.

(b) With respect to any Offering Period in which the Committee has elected to employ the alternative per Share purchase price determination pursuant to Section 5.4, the Eligible Employee shall tender an amount equal to the purchase price based on the Fair Market Value of the Common Stock on the last trading day before the commencement of the Offering Period. If the final purchase price is less than the amount tendered, the Company shall refund the excess amount to the Eligible Employee as soon as practicable after the close of the Offering Period.

(c) The establishment of a Payroll Deduction Account and cash received by the Plan Administrator before or after an Offering Period shall be void and shall be given no effect with respect to the particular Offering Period; and, the Plan Administrator shall not give effect to such payroll deduction request and shall return such cash to the employee as soon as practicable after receipt.

6.2 No Revocation of Election.  No election to participate in an Offering Period may be revoked or cancelled by an Eligible Employee once the Purchase Documents and full payment have been tendered to the Company. Any such election, however, is subject to cancellation or reduction by the Company as provided elsewhere in the Plan.

6.3 No Interest.  No interest shall be payable on the purchase price of the Shares subscribed for or on the funds returned to employees as a result of an over-subscription, an overpayment, or pursuant to Section 6.1 for early or late delivery.

6.4 Custodial Safekeeping Arrangement.

(a) For the purpose of assuring compliance with applicable provisions of the tax laws, the Committee in its discretion may condition the issuance of Shares under the Plan upon the delivery of certificates representing such Shares to the Company as temporary custodial safekeeping agent for the benefit of the Eligible Employee purchasing the Shares under the Purchase Documents.

(b) Such custodial safekeeping arrangement shall not affect the right of the affected Participants as owners of such Shares and such Shares may be sold or otherwise transferred by the owners thereof during the pendency of the custodial safekeeping arrangement. A written safekeeping receipt evidencing the Shares so held in safekeeping, bearing the name of the Participant, indicating the number of the certificate or certificates and the number of Shares so represented shall be delivered promptly to each Participant. In its capacity as safekeeping agent for Participants purchasing Shares, the Company shall act in accordance with instructions received from such Participants, which instructions are to be confirmed in writing if deemed appropriate by the Company.

(c) The custodial safekeeping arrangement shall terminate upon the first to occur of (1) the sale or other transfer of the Shares by the owner or (2) the second anniversary of the issuance of the Shares.

6.5 Delivery of Certificates Representing Shares.

(a) Subject to the provisions of Section 6.5(b), as soon as practicable after the completion of each Offering Period, the Company shall cause the share purchase record to reflect the Common Stock purchased in the Offering Period by the Participant, which shall be recorded in the name of each Participant.

(b) If determined by the Committee in its discretion to be appropriate in order to administer the custodial safekeeping arrangements of Section 6.4, but only for so long as such provisions remain in effect, certificates representing Shares shall not be delivered to Participants but shall be delivered to the Company to be held by the Company as temporary custodial safekeeping agent for the benefit of each Participant pursuant to Section 6.4.

(c) Upon the termination of any custodial safekeeping arrangement applicable to Shares issued to any Participant pursuant to Section 6.4, the certificate(s) representing the Shares owned by the Participant, registered in the name of the Participant, shall be delivered promptly to such Participant.

(d) At the Participant’s request, certificate(s) representing shares of Common Stock to be delivered to a Participant under the Plan will be issued and registered in the name of the Participant, or if the Participant so directs, by written notice to the Company prior to the termination date of the pertinent offering, and to the extent permitted by applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship.

6.6 Rights as Stockholder.  With respect to shares of Common Stock subject to a right granted under the Plan, no Eligible Employee participating in the Plan shall have any right as a stockholder until after the completion of the Offering Period in which he or she participated and the date on which he or she becomes a record owner of the Shares purchased under the Plan (the “Record Ownership Date”). No adjustment shall be made for dividends or other rights for which the record date is prior to the Record Ownership Date.

6.7 Termination of Employment.  An Eligible Employee whose employment is terminated for any reason (including but not limited to termination because of death, retirement or disability) shall have no right to participate in the Plan after termination. However, the termination shall not affect any election to participate in the Plan that is made prior to termination in accordance with the provisions of Section 6.1 and as to which, at the time of such termination, the Eligible Employee’s right to withdraw from or cancel his or her purchase of Common Stock in the Offering Period is no longer permitted under Section 6.2.

6.8 Rights Not Transferable.  The right of an Eligible Employee to participate in the Plan shall not be transferable, and no right of an Eligible Employee under the Plan may be exercised after his death, by his Personal Representative or anyone else, or during his lifetime by any person other than the Eligible Employee.

ARTICLE 7

Payroll Deductions

7.1 Election of Payroll Deduction.  Each Eligible Employee may elect to have a portion of his or her Compensation deducted from each paycheck (or, if the Company so permits, from only the first paycheck in each month), which amounts shall not exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00) in any calendar year. Elections to begin, change or terminate payroll deductions may be made on such forms as may be provided from time to time by the Company and in accordance with rules established by the Committee, which rules may include, among other things, limitations on the number of times changes are permitted and when changes are permitted and effective. A change shall be effective no earlier than the first full payroll period following receipt of the new form by the Committee. The Committee may, however, on a uniform and non-discriminatory basis delay the effective date of any change if it determines that such a delay is either necessary or appropriate for the proper administration of the Plan.

7.2 Maintenance of Accounts.  A separate Account shall be maintained for each Eligible Employee who has amounts withheld from his Compensation under this Article 7. The maintenance of separate Accounts shall not require the segregation of any assets from any other assets held under this Article 7. The Accounts shall not bear interest. Each Account shall be adjusted from time to time to reflect the amounts withheld from the Compensation of the Eligible Employee to whom the Account relates, the amounts withdrawn by such Eligible Employee for purchases of Common Stock under the Plan, and for other amounts withdrawn by such Eligible Employee from the Account.

7.3 Use of Accounts To Purchase Common Stock.  At the time that an Eligible Employee elects to participate in an offering under Section 6.1, the Eligible Employee may elect to have a specified amount from his Account (up to the whole amount thereof) used to pay all or a portion of the purchase price.

7.4 Withdrawals.  At any time that a person is no longer an employee (including by reason of death) or an Eligible Employee, the balance in such person’s Account shall be paid to such person or his legal representative. In addition, the Committee may also permit the complete withdrawal of the amounts in an Account under such uniform and non-discriminatory conditions as it may impose from to time to time (including, without limitation, not permitting the Eligible Employee making such withdrawal from again electing payroll deductions for a specified period of time). Except as otherwise provided in Section 7.3 and this Section 7.4, an Eligible Employee shall not withdraw any amount from his Account, in whole or in part.

ARTICLE 8

Miscellaneous

8.1 Stock Adjustments.

(a) In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other division or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, and the number of shares of Common Stock and the purchase price per share of Common Stock then subject to subscription by Eligible Employees, shall be proportionately and appropriately adjusted for any such increase or decrease.

(b) Subject to any required action by the stockholders, if any change occurs in the shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the shares of Common Stock, then, in any such event, the number and type of shares then subject to subscription by Eligible Employees, and the purchase price thereof, shall be proportionately and appropriately adjusted for any such change.

(c) In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.

(d) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive.

(e) Except as hereinabove expressly provided in this Section 8.1, an Eligible Employee shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any subscription.

(f) The existence of the Plan, and any subscription for Shares hereunder, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

8.2 Necessity for Delay.  If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares covered by the Plan upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Plan or the offering, issue or purchase of Shares thereunder, the Plan shall not be effective as to later offerings unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.2 become operative and if, as a result thereof, an Offering Period is missed in whole or in part, then and in that event, the missed portion of the Offering Period shall be passed and the term of the Plan shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.

8.3 Term of Plan.  The Plan, unless sooner terminated as provided in Section 8.4, shall commence upon its adoption by the Board and shall terminate on the conclusion of the Offering Period commencing on September 1, 2020.

8.4 Amendment of the Plan; Termination.  The Board shall have the right to revise, amend or terminate the Plan at any time without notice, provided that no Eligible Employee’s existing rights are adversely affected thereby without the consent of the Eligible Employee, and provided further that, without approval of the stockholders of the Company, no such revision or amendment shall (1) increase the total number of Shares to be offered other than with evergreen increases provided for in Section 1.3; (2) change the formula by which the price at which the Shares shall be sold is determined; (3) increase the maximum number of Shares that an Eligible Employee may purchase; (4) materially modify the requirements as for becoming an Eligible Employee under the Plan; (5) otherwise materially increase the benefits under the Plan to Eligible Employees; or (6) remove the administration of the Plan from the Committee. The foregoing prohibitions shall not be affected by adjustments in Shares and purchase price made in accordance with the provisions of Section 8.1. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.

8.5 Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to the Plan will be used for general corporate purposes.

8.6 No Obligation to Participate.  The offering of Shares under the Plan shall impose no obligation upon any Eligible Employee to participate in the Plan and to subscribe to purchase any such Shares.

8.7 No Implied Rights to Employees.  The existence of the Plan, and the offering of Shares under the Plan, shall in no way give any employee the right to continued employment, give any employee the right to receive any Common Stock or any additional Common Stock under the Plan, or otherwise provide any employee any rights other than those specifically set forth in the Plan.

8.8 Withholding.  Whenever (1) the Company proposes or is required to issue, transfer or approve the transfer or Shares issued under the Plan or (2) if a Participant previously receiving Shares under the Plan makes any disposition of such Shares prior to the expiration of the holding periods required under Section 423(a)(1) of the Code, and such Participant is then employed by the Company, then in either event, the Company shall have the right, but shall not be obligated, to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability. Pending receipt of such payment, the Company may delay the delivery of any certificate or certificates for such Shares or may deduct the required amount from amounts otherwise due and payable to the Participant by the Company. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

8.9 Participants’ Personal Tax Responsibilities.  Each Participant shall be personally responsible to pay or make adequate provision to pay any individual foreign, federal, state or local tax obligations which may arise as a result of his or her acquisition or disposition of Shares.

8.10 Designation of Beneficiary.  A Participant may file a written designation of a beneficiary who is to receive any Shares and, if applicable, funds from the Participant’s Account in the event of the Participant’s death subsequent to the end of an Offering Period but prior to delivery to the Participant of such Shares and funds. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account in the event of the Participant’s death during an Offering Period. Such designation of beneficiary may be changed by the Participant at any time by written notice in the form prescribed by the Committee. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of the Participant’s death, the Company shall deliver such Shares and funds to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may determine.

8.11 Choice of Law.  All questions concerning the construction, validity and interpretation of the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

8.12 Effective Date of Plan; Stockholder Approval.  The Amended and Restated Plan shall become effective June 23, 2011, with such date being the effective date of the Amended and Restated Plan; provided that (1) the Amended and Restated Plan is approved by the stockholders of the Company within 12 months after its adoption by the Board and (2) no Purchase Documents may be tendered and no Shares may be purchased under the Restated and Amended Plan from and after June 23, 2011 and prior to such approval by the Company’s stockholders.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 23, 2011
The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints David F. Dyer, Kent A. Kleeberger and A. Alexander Rhodes, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s National Store Support Center located at 11215 Metro Parkway, Ft. Myers, Florida at 9:00 A.M., local time, on June 23, 2011 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated May 5, 2011 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.
The Board of Directors recommends voting “FOR” the following nominees, “FOR” Proposals 2, 3 and 4 and in favor of 1 YEAR for Proposal 5:

1.	ELECTION OF DIRECTORS

Nominees for Class III Directors:

		For	Against	Abstain

John J. Mahoney		☐	☐	☐

David F. Walker		☐	☐	☐

Stephen E. Watson		☐	☐	☐

		For	Against	Abstain
2.	PROPOSAL TO APPROVE CHICO’S FAS, INC. SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐

3.	PROPOSAL TO RATIFY THE APPOINT-	For	Against	Abstain
	MENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC	☐	☐	☐
ACCOUNTANTS

		For	Against	Abstain
4.	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION	☐	☐	☐

1 Year 2 Years 3 years Abstain
5.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	☐ ☐ ☐ ☐

6.	OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

Please be sure to sign and date this Proxy in the space provided.	Date:	The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR approval of the Chico’s FAS, Inc. Second Amended and Restated Employee Stock Purchase Plan, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, FOR the advisory resolution approving executive compensation, in favor of 1 YEAR on the advisory vote on the frequency of future advisory votes on executive compensation and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.
Stockholder sign above---------- Co-holder (if any) sign above
Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.
The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2010 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated May 5, 2011 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.
NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.